Exhibit 99.1

 APRIL 2023  INVESTOR PRESENTATION  Building Long-Term Value  as a Leading Pure Play  Water Company

 2  Table of Contents  I  Executive Summary  3  II  Primo Water Has Evolved Its Business and Strategy  14  III  Primo Water’s Strategy Is Driving Growth and Value  21  IV  The Right Team to Execute Primo Water’s Strategy  39  V  Legion’s Proxy Contest is Unnecessary & Distracting  48  VI  Conclusion  77  VII  Appendices  80

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Strategy Is Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  3

Executive Summary

Primo Water has transformed into an environmentally responsible, international pure-play water company

- Prior to 2018, the Company operated a disparate collection of businesses, including private label soft drinks
- In 2018, the Board of Cott Corporation initiated a multi-year strategic transformation to become a leading pure play, environmentally responsible water company
- Over the course of the next few years, the Company rationalized its product portfolio, acquired several water businesses (including "Legacy Primo"), invested in high-ROI operational and customer-facing initiatives, restructured management and reconstituted the Board
- As a leading water company, we have dedicated ourselves to being good stewards of the environment
- We even changed our name – from Cott Corporation to Primo Water Corporation

Primo Water has a focused, long-term strategy optimized for profitable growth

- Today, Primo Water is a leading supplier of high-quality drinking water to millions of customers in 21 countries
- Our business strategy involves selling water dispensers and connecting customers to a range of recurring water solutions, generally large-format bottles, via Water Direct, Water Exchange or Water Refill options
- We drive growth and profitability through efficient production and routing while building customer loyalty and retention through convenience and quality

Primo Water is making great progress despite numerous and complex challenges

- Our transformation has not been without challenges; prior to the pandemic, approximately half of our customers (and even more in Europe) were businesses, many of which closed for much of 2020 and 2021
- Further challenges included high inflation, fluctuating foreign currencies, tight labor markets, 25% tariffs on water dispensers manufactured in China and global supply chain constraints
- Despite this, Primo Water's strategy is clearly working. Over the last five years, we have expanded Adjusted EBITDA margins from 13% to 19%[1] while reducing our impact on the environment by becoming carbon neutral
- Since the end of 2019, we have reduced net leverage from 4.3x to 3.4x[2] (forecast 2.5x by the end of 2024), increased the dividend from $0.24 to $0.28/share (forecast $0.36 in 2024) and repurchased $138 million of stock[3]

1. 2018 Adjusted EBITDA and revenue as disclosed in the Q4 2018 Press Release filed February 22, 2019. 2019 and 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10 K filed March 3, 2021. 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY2022 Form 10 K filed March 1, 2023. See appendix for full reconciliation.
2. Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA. See appendix for full reconciliation. FY 2022 net leverage as disclosed in March 14, 2023 Investor Presentation.
3. Share repurchases through March 31, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 4

 5  Executive Summary (Continued)  Primo Water has the  right leadership team in placeand a substantially refreshed,diverse Board of Directors  Legion launched a proxy contest without first having a meaningful conversation with us or providing any ideas that may support our success  Legion’s candidates will not add value to Primo Water’s Board and may displace directors with unique skills and industry knowledge  As our business has evolved, our Board has changed its composition, adding new and complementary skills  We have added seven new directors since the business transformation began five years ago  Seven directors have left the Board during this period in an orderly fashion, ensuring that we transitioned roles and retained key knowledge  Our new directors have enhanced the Board’s gender and ethnic diversity and strengthened the Board’s industry, M&A, digital innovation, marketing, international, consumer products and leadership expertise  The evolution of Primo Water’s Board was driven by proactive board planning and deliberate action, not by outside investor pressure  Legion began buying stock in October 2022, has had very little engagement with management (and has never expressed any interest in engaging with independent directors), and has not offered any meaningful ideas for improving Primo Water  Instead, Legion attempted to hastily submit a nomination notice which included false statements and material omissions about its candidates, one of whom is slated to be the Chair of a competing water business  After diligence and appropriate exercise of its fiduciary duties, the Board found Legion’s notice to be deficient and therefore invalid  Exercising its discretion under the By-laws, the Board determined to waive various omissions as to two of Legion’s candidates; they are standing for election in opposition to the Board’s candidates  Legion is advocating a vote against 4 of our 9 non-management directors – including every one of our directors with more than five years of tenure  We do not believe Legion’s nominees have any differentiated perspectives they would bring to the Board  Legion’s candidates have refused to meet  Nevertheless, to minimize distraction and expense, we attempted to resolve the proxy contest with several different proposals that would have changed our Board’s composition; unfortunately, Legion has rejected all of those proposals  Shareholders should reject Legion’s nominees. The election of Legion’s candidates could be detrimental to our progress and would remove directors with unique skills and industry knowledge

Overview of Primo Water Corporation (NYSE and TSX: PRMW)

Primo Water is a leading environmentally responsible, pure-play water solutions provider

- Primo Water provides water solutions to more than 2.5 million residential and small- and medium-sized businesses and retail customers[3] across 21 countries
- We provide water in recyclable, multi-use containers and leverage our scale, logistical expertise and digital and technological commitment to deliver for our customers as efficiently as possible while minimizing our environmental impact
- The Company traces its roots to Cott Corporation, a supplier of private label beverages; through a series of divestitures and acquisitions – including the acquisition of Legacy Primo in 2020 – we have completely transformed our Company to optimize our brand portfolio and improve our business profile

2022 Revenue by Channel[1]



$71M
$275M
$152M
$227M
$1,490M
Water Direct/Water Exchange
Water Refill/Water Filtration
Other Water
Water Dispensers
Other

2022 Revenue by Geography[1]



$264M
$265M
$1,686M
North America
Europe
Other

Summary Data[2]

Market Cap ($M)	$2,394
Enterprise Value ($M)	$3,996
2022 Reported Revenue ($M)	$2,215
2022 Adjusted EBITDA ($M)	$420
EV/2022 Revenue	1.8x
EV/2022 Adj. EBITDA	9.5x
2022 Net Leverage	3.4x
Global Customers	~2.5M[3]
Country Footprint	21
Employees	9,240

1. Source: Source: Q4 2022 Earnings Press Release filed February 23, 2023.
2. Source: FactSet and Primo Q4 2022 Earnings Press Release filed February 23, 2023. Market data as of April 6, 2023. All other data as of December 31, 2022.
3. Includes ~2.2M Water Direct customers (adjusted for the exit of Russia), ~220,000 Water Filtration customers, ~120,000 office coffee customers and ~23,500 water refill locations.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 6

Primo Water is a Pure-Play Water Business



WATER DISPENSERS

We offer a full line-up of innovative water dispensers for purchase or rent at ~10,000 retail locations and online at various price points


PRIMO

WATER DIRECT

Our leading direct-to-customer contactless delivery business, focused on large-format returnable bottles delivered to ~2.2 million customers globally


1,500

WATER EXCHANGE

Consumers exchange their empty bottle for a pre-filled 3- or 5-gallon bottle at 17,500+ locations at leading North American retailers



WATER REFILL

Consumers refill their empty 1-gallon or multi-gallon bottle at any one of our ~23,500 self-service refill stations



WATER FILTRATION

Worry-free advanced water filtration solutions for ~220,000 residential and commercial customers in North America and Europe


THE
MOUNTAIN
VALLEY

PREMIUM WATER

Packaged water products, including premium glass packaged spring, sparkling and flavored essence water, sold directly to~10,100 retail locations and Water Direct customers

Includes active customer information as of March 2023. Source: Company information.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 7

Primo Water Has Evolved Significantly Since 2018

Our Board has guided the transformation and repositioning of our business since 2018

	2018	2019	2020	2021	2022	2023
Strategic Changes	• Acquired Mountain Valley Spring Company and Crystal Rock • Sold our traditional beverage manufacturing business	• Sold our soft drink concentrate facility and RCI International, completing the divestiture of our traditional carbonated soft drinks business	• Completed our transformative acquisition of Legacy Primo and changed our name to Primo Water • Closed on the sale of S&D Coffee and Tea	• Achieved carbon neutrality across our international operations	• Exited the North American single-use bottled water retail business • Increased quarterly dividend to $0.07/share • Exited Russia operations	• Increased quarterly dividend to $0.08/share
Management Changes	• Company announced leadership transition plan, with Jerry Fowden to become Executive Chair and Tom Harrington to become CEO	• Tom Harrington assumed the role of CEO at the beginning of FY 2019	• Mercedes Romero appointed as Chief Procurement Officer	• Shayron Barnes-Selby appointed as the Company's first Chief Diversity & Inclusion Officer • Anne Melaragni appointed as Chief Human Resources Officer	• Former CFO Jay Wells announced his retirement after approximately a decade at the Company • Eric Austermann joined as VP of ESG	• David Hass appointed CFO
Board Changes	• Britta Bomhard and Steven Stanbrook appointed to the Board in November 2018 • Kenneth Keller, David Gibbons and Andy Prozes leave the Board	• Tom Harrington joined the Board in connection with his appointment as CEO	• Susan Cates and Billy Prim joined the Board upon the closing of the acquisition of Legacy Primo • Jerry Fowden appointed non-executive Chair	• Archana Singh appointed to the Board in August 2021 • Betty Jane Hess leaves the Board	• Graham Savage and Mario Pilozzi leave the Board	• Eric Foss joined the Board • Stephen Halperin to retire at the 2023 Annual Meeting

Source: Company filings.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 8

 9  We Believe Our Long-Term Strategy Is Driving Results  Prime Market  Expand Scale  Drive Efficiency  Embrace Sustainability  Optimize Capital Allocation  Sell water dispensers to create new end users for our water  Grow our revenue base and leverage customer density to make our routes more efficient  Increase efficiencies while ensuring consistency of delivery and service to support customer retention and margin expansion  Operate as a responsible steward of the environment and minimize impact and footprint  Use cash flow to grow through investments and accretive M&A, reduce leverage and return excess capital to shareowners  Source: FY 2021 Form 10-K, FY 2020 Form 10-K and Primo 2020 supplemental earnings presentation.  Company’s North American water dispenser sell-through data based on retail and eCommerce gross unit sales. Data prior to 2020 relates to Legacy Primo.  Source: Primo Water 2018 and 2020 revenue as disclosed in the FY 2020 Form 10-K filed March 3, 2021. Primo Water 2022 revenue as disclosed in the FY 2022 Form 10-K filed March 1, 2023.   Includes both Water Direct and Water Exchange volume. Source: Company information for U.S. premium services route metrics through YE 2022. Excludes partners and distributor volume.  Source: Company information.  Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA. See appendix for full reconciliation. Net Leverage levels for FY 2023E and 2024E are based on management estimates.  Primo Water’s strategy is clearly working and our team is executing well

 10  Legion Has Not Meaningfully Engaged with Primo Water  2022  2023  January 2023  Legion and management meet at the ICR conference; again, Legion did not raise any concerns regarding the Company’s Board or governance, or offer any business improvement ideas  December 2022  Legion speaks to management for the second time; Legion did not raise any concerns regarding the Company’s Board or governance, or offer any business improvement ideas  November 2022  Legion’s first call with Primo Water management; Legion did not raise any concerns regarding the Company’s Board or governance, or offer any business improvement ideas  October 2022  Legion buys its first shares of Primo Water stock1  March 2023  Legion delivered notice of its intention to nominate candidates to the Board at the 2023 Annual and Special Meeting  Legion had three conversations with members of Primo Water’s management team before submitting its notice of nomination  Legion never even asked to speak to an independent director  Legion had been a Primo Water shareowner for approximately five months before launching a proxy contest  ¹ Legion Partners Definitive Proxy Statement, filed with the SEC on April 3, 2023.  Legion made no meaningful attempt to engage constructively prior to launching its proxy contest

 11  Legion Has Had No Meaningful Recommendations for Improving Primo Water  Strategy  Operations  Board Composition  Governance  NOTHING  Website redesign  Search engine optimization  Consolidate brands  Remove Board members who are some of the Company’s largest individual shareowners and are instrumental in helping drive our business transformation  Add a manager of a small hedge fund (who first purchased our stock about one month ago) and a former PepsiCo executive who once reported to one of our current Board members   NOTHING  Legion has failed to put forward any substantive ideas to drive value

Legion's Candidates Will Not Add Value

Legion's candidates do not possess any differentiated skills

Tim Hasara
Managing Partner and Chief Investment Officer
Sinnet Capital Management

- Manages a microcap hedge fund that has raised less than $5 million of outside money[1]
- First bought shares in Primo Water in late February 2023; owns 40,000 shares[2]
- Only public company board experience: a $40 million market cap natural resources company since August 2022

Investment managers on our Board own 21x more stock

Derek Lewis
Former President, Multicultural Business and Equity Development
PepsiCo North America

- No public company executive or board experience
- First bought shares in Primo Water in March 2023; owns 1,700 shares[2]
- Beverage experience is already well-represented among Primo Water's incumbent directors
- At a prior role, indirectly reported to an existing Primo Water director

The former PepsiCo executive on our Board has public company CEO and board experience

1. Source: Sinnet Capital Form D, filed with the SEC on July 19, 2022.
2. Source: Legion Partners Definitive Proxy Statement, filed with the SEC on April 3, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 12

 Over the last five years, we have significantly transformed the business by changing our strategy and reducing our impact on the environment; we even changed our name  Over the course of this fundamental strategic shift, we have sold or exited businesses and geographies that were economically or environmentally unattractive and have grown in scale and efficiency to better serve our customers  While executing our pure-play water solutions strategy, we successfully navigated the COVID-19 pandemic – which significantly impacted our business customers – inflation pressures, fluctuating foreign currencies, tight labor markets, 25% tariffs on Chinese-manufactured water dispensers and supply chain constraints  We also made diversity and sustainability a central element of our overall business strategy and operations  Our strategy is clearly working and our team is executing well  Our Board has added seven new directors over the past five years, enhancing gender and ethnic diversity, adding important skills and experience and reducing the average tenure and age of our directors   Our Board has the skills and expertise necessary to oversee the execution of our strategy  Our nominees have experience at some of the most respected beverage and route-based companies in the world, including PepsiCo, Coca-Cola Enterprises, Anheuser-Busch, Aramark, Mars Inc. and Blue Rhino  They also possess executive leadership, operations, finance, digital marketing, capital markets and human resources expertise  The election of Legion’s candidates would remove valuable skills and industry experience; Legion’s nominees are not additive  Legion has not offered any meaningful ideas for improving our business  13  Shareowners Should Support Primo Water’s Board  OUR BOARD HAS DRIVEN CHANGE  OUR BOARD IS BEST POSITIONEDTO CONTINUE EXECUTING OUR STRATEGY

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Strategy Is Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  14

 15  Primo Water Has Evolved Significantly from its Roots as Cott Corporation  Cott  Portfolio Rationalization and Focus on Water  Acquisition of DS Services and Shift toDTC Model  Acquisition of Legacy Primo  Today’sPrimo Water  Cott Corporation was incorporated in 1955 and, for most of its history, was a supplier of private label products to retailers in Canada, the U.S. and U.K.  By the end of the 20th century, Cott had a disparate collection of private label products, including sugary sweetened beverages, pet food and frozen foods  At the turn of the 21st century, water represented a small fraction of Cott’s sales, but the Company began to shift its focus to this growing category and away from sugary sweetened beverages  In 2014, Cott acquired DS Services, which significantly transformed the company’s business  Whereas Cott distributed its products primarily to large-format retailers, DS Services had a direct-to-customer model  In 2020, Cott acquired Primo Water, and sold S&D Coffee and Tea, accelerating the transformation  Reflecting its new focus, the company formally changed its name to Primo Water Corporation upon the closing of the transaction  Today, Primo Water is a leading supplier of high-quality drinking water that is sourced responsibly and delivered in a sustainable manner to millions of customers in 21 countries  Focused on private label sugary sweetened beverages  Pure-play water solutions provider  Distributed mostly to large-format retailers (high customer concentration)  Direct-to-customer  Volume-based business with many SKUs and low margins  Higher margins and strong recurring revenue  Sold millions of single-use cans and plastic bottles annually  Core large-format solutions use a refill, reuse and recycle model  Source: Company information  LEGACY COTT  PRIMO WATER TODAY

 16  We Have Substantially Changed Our Revenue Mix  2015 REVENUE MIX1  2022 REVENUE MIX2  2018 REVENUE MIX2  Source: 2015 as disclosed in the FY 2015 Form 10-K filed February 29, 2016. 2018 as disclosed in the FY 2018 Form 10-K filed February 27, 2019. 2022 as disclosed in the FY 2022 Form 10 K filed March 1, 2023.  For 2015, “Revenue from Water Dispensers and Services” includes all “Home and Office Bottled Water Delivery” revenue, while “Revenue from Other Products” includes all other revenue.  For 2018 and 2022, “Revenue from Other Products” includes all “Other” revenue, while “Revenue from Water Dispensers and Services ” includes all “Water Direct/Water Exchange,” “WaterRefill/Water Filtration,” “Other Water” and “Water Dispensers” revenue.  Our Board has driven a significant transformation of our business

 17  The Board Has Repositioned the Business to Address its Challenges  Portfolio  The company produced a variety of beverages from sodas to apple juice  We have radically rationalized our portfolio to focus on pure-play water solutions  Product Mix  The company was overly dependent on sugary sweetened beverages, a category that was facing long-term decline in demand  Our business is focused on a market that benefits from clear demand tailwinds and capitalizes on durable consumer trends, including health and wellness and sustainability  Distribution Channels  Products were historically sold to large-format retailers, leading to issues with customer concentration  With our direct-to-consumer model, we have millions of customers, complemented with retail locations that allow customers to exchange and refill their own water in a convenient way  Sustainability  Most of our products were sold in single-use containers  We exited the single-use plastic retail bottled water business in 2022, saving roughly 50,000 metric tons of CO2e annually; achieved carbon neutrality in 2021  Source: Company information  COTT’S CHALLENGES  PRIMO WATER’S NEW APPROACH

 18  Our Acquisition of Legacy Primo Has Created a Stronger Company  REVENUE GROWTH1  NET LEVERAGE3  ADJUSTED EBITDA MARGIN2  “Cott” refers to “Cott Today” on page 6 of the Company’s January 13, 2020 Investor Presentation. “Pro Forma Target at the Time of Legacy Primo Acquisition” refers to “Acquisition of Primo and Sale of S&D” on page 6 of the Company’s January 13, 2020 Investor Presentation. “FY 2022 Actual” as disclosed Q4 2022 earnings release. “Long-Term Target” as disclosed on page 42 of the Company’s January 6, 2023 ICR Conference presentation.  “Cott” refers to “Cott Today” on page 6 of the Company’s January 13, 2020 Investor Presentation. “Pro Forma Target at the Time of Legacy Primo Acquisition” refers to “Acquisition of Primo and Sale of S&D” on page 6 of the Company’s January 13, 2020 Investor Presentation. “FY 2022 Actual” as disclosed in Q4 2022 earnings release. “Long-Term Target” as disclosed in management commentary on Q3 2022 earnings call.  “Cott” refers to 2019 Net Leverage. Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA. See appendix for full reconciliation. “Pro Forma Target at the Time of Legacy Primo Acquisition” as disclosed on page 20 of the Company’s January 13, 2020 Investor Presentation. “FY 2022 Actual” and “Long-Term Target” as disclosed in March 14, 2023 Investor Presentation.  We have achieved the targets we set at the time of the Legacy Primo acquisition and are on track for further improvement

Our Core Business is a Razor-Razorblade Model

- Water dispenser rental and sales create high-margin recurring revenue generated from our water solutions
- The water dispensers – sold through approximately 10,000 retail locations – help increase household and business penetration and drive connectivity to our water solutions
- Accordingly, water dispenser "sell-through" is an important metric and a leading indicator of future organic revenue growth

Customers can refill through our Water Direct, Water Exchange and Water Refill solutions

- **Water Direct:** Primo Water delivers sustainable hydration solutions to approximately 2.2 million customers across its 21-country footprint directly to customers' homes or businesses
- **Water Exchange:** Customers visit approximately 17,500 retail locations and purchase a pre-filled bottle of water; once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle
- **Water Refill:** Customers refill empty bottles at approximately 23,500 self-service water refill vending machines


PRIMO WATER™
CUSTOMERS
RECURRING WATER PURCHASES

Source: Company information.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 19

Primo Water Operates Internationally from a Scaled Footprint

Our scale enhances margins and strengthens our structural advantage


BC
AB
SK
MB
ON
QC
NL
PE
NB
NS
ME
WA
OR
ID
MT
ND
SD
MN
WI
MI
NY
MA
CT
PA
NE
WY
NV
CA
UT
CO
KS
MO
IA
IL
IN
OH
WV
VA
DE
MD
DC
KY
NC
TN
SC
AZ
NM
OK
AR
MS
AL
GA
LA
TX
FL
Primo Water production facilities, distribution centers, warehouses and third party distribution centers

INTERNATIONAL OPERATIONS



KEY FACTS[1]

21 Country Footprint	**~450** International Distribution Centers	**~3,400** International Daily Routes	**86** North American Owned Facilities
62 International Production Facilities	**~125M** Annual Bottles Produced (Large Format)	**~71M** North American Annual Miles	**~223** U.S. Bottles/Route/Day

Source: Company information. Note: Map and Key Items includes partner locations and routes. Routes include all routes for the Company – Water Direct, Private Fleet, Water Refill, Water Filtration, OCS, Technical, etc.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 20

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Actions Are Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  21

We Are Driving Growth and Value Creation

1	**Leverage Water Dispenser Sell-Through**	Promoting and selling our water dispensers leads to increased connectivity to our water solutions and future growth in water sales
2	**Expand Our Scale and Breadth**	Increasing our scale enhances customer density, makes our routes more efficient and enables us to decrease our input costs
3	**Enhance Our Digital Capabilities**	Investing in best-in-class digital solutions drives efficient customer acquisition and high retention through better service
4	**Increase Efficiency and Improve the Customer Experience**	Using proprietary technology tools expands route capacity, minimizes fuel consumption and increases on-time and in-full delivery
5	**Optimize Capital Allocation**	Re-investing cash flow in a disciplined way in CapEx and tuck-in acquisitions generates profitable growth while also allowing us to reduce debt, increase the dividend and opportunistically repurchase shares; additional funds generated from highly-appreciated property sales allow for incremental funding of our capital allocation program
6	**Embrace Sustainability as a Core Strategic Pillar**	Minimizing our impact on the environment by reducing plastic waste, minimizing carbon emissions and stewarding our water resources responsibly creates goodwill and makes our business sustainable

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 22

 Once a customer buys a water dispenser, they become a source of recurring revenue by buying our water solutions  We have been driving increased water dispenser sell-through with several important initiatives:  We are investing in water dispenser innovation, creating differentiation in our product and offerings   Our products are available at popular retailers, including Costco, Home Depot, Lowe’s, Wal-Mart and Sam’s Club  The imposition of 25% tariffs on imported water dispensers impacted water dispenser sales; the removal in November 2022 of the 25% tariff provides an opportunity to drive growth through reduced prices  In 2022, our customers bought nearly 1 million water dispensers – nearly an all-time record for the Company2 – despite high inflation pressures and the tariff  Sell-through volume in Q4 2022 of 280,000 units was approximately 50% higher than Q4 20212  23  Sell-Through Has Improved, Creating a Path to Future Growth  ROLLING 12-MONTH SELL-THROUGH1  Tariffs in Place  Source: Company’s North American water dispenser sell-through data based on retail and eCommerce gross unit sales. Data prior to Q2 2020 relates to Legacy Primo.  Source: Primo Water Q4 2022 Earnings Call Transcript.  Tariff  Tariff  1

 24  We Have Leveraged Our Scale to Drive Profitable Growth  Selling more water dispensers allows us to create more customers for our water solutions, increasing scale and customer density, which drives route efficiency  It also allows us to provide our suppliers more units, decreasing our input costs and improving our margins  Our route sales representatives are trained to sell across our product set and are highly incentivized through our commission structure to promote new products to existing customers  We have had to replace revenue and profit from businesses and geographies we exited (e.g., North American single-use bottled water retail, Russia)  REVENUE ($M)  Source: See appendix for reconciliation of Primo Water 2018 Revenue and Adjusted EBITDA. Primo Water 2020 Revenue and Adjusted EBITDA as disclosed in the FY 2020 Form 10-K filed March 3, 2021. Primo Water 2022 Revenue and Adjusted EBITDA as disclosed in the FY 2022 Form 10-K filed March 1, 2023.  ADJUSTED EBITDA ($M)  2

 25  We Have Been Investing in Our Digital Strategy  % OF U.S. WATER DIRECT CUSTOMERSSOURCED FROM DIGITAL CHANNELS1  Source: Primo Water ICR Conference Presentation, January 9, 2023.  3  We continue to invest in our digital platforms to enhance the customer experience and improve our visibility into customer behavior and trends  The redesign of our My Water + app, launched in 2021 and enhanced in 2022, was an important achievement; it’s now easier than ever to use our app to schedule an order, buy more products or resolve a service issue  We are also focused on making our products available on platforms most used by consumers  As a result of these efforts, an increasing proportion of our customer base is sourced through digital channels

 26  We Have Taken Steps to Improve Efficiency  PRE-ROUTE PREPARATION  DOWNSTREAM IMPACT  “ON-TIME, IN-FULL” FOCUS  Implementing a proactive associate recruitment model  Applying supply/demand planning model  Investing in production line upgrades  Replacing common carriers with private fleet transportation  Owning more of our water sources  Planning production more effectively  Reduced impact on call center   Increased customer retention  Enhanced NPS and public reputation potential  Improved “on-time in-full” metrics  Optimizing routes  Reducing in-branch time  Utilizing Automated Route Optimization tools  Increasing service frequency to minimize out-of-stock  Streamlining equipment refurbishment  Source: Management commentary.  4  We have invested in efficiency while ensuring consistency of delivery and service

 27  Our Efficiency Initiatives Are Yielding Results  FEWER ROUTES  MORE CUSTOMERS PER ROUTE  With efficiency improvements, we can serve more customers with fewer routes than in previous years  Route density has expanded while ensuring“on-time and in-full” delivery  Note: Includes both Water Direct and Water Exchange volume. Source: Company information for U.S. premium services route metrics through YE 2022. Excludes partners and distributor volume.  4  We are serving more customers with fewer routes…

4 Our Efficiency Initiatives Are Yielding Results (Cont'd)

…and delivering more units per day, leading to higher revenue per route

MORE PRODUCTIVITY PER ROUTE

Fewer routes with more customer density has improved our productivity

North American Water Direct & Water Exchange Units / Route / Day



189
198
210
217
223
2018
2019
2020
2021
2022

MORE REVENUE PER ROUTE[1]

Our efficiency initiatives have allowed us to realize more revenue from each route

North America Water Direct & Water Exchange Revenue/Route ($000s)[1]



$423
$452
$516
$565
$641
2018
2019
2020
2021
2022

Note: Includes both Water Direct and Water Exchange volume. Source: Company information for U.S. premium services route metrics through YE 2022. Excludes partners and distributor volume.

1. Note: Routes as disclosed in Primo Water ICR Conference Presentation, January 9, 2023. Channel revenue for 2018 through 2020 as disclosed in the FY2020 Form 10-K filed March 3, 2021. Channel revenue for 2021 and 2022 as disclosed in the FY 2022 Form 10-K filed March 1, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 28

 29  Our Efficiency Initiatives Are Yielding Results (Cont’d)  ADJUSTED EBITDA MARGIN1  Source: 2018 Adjusted EBITDA and revenue as disclosed in the Q4 2018 Press Release filed February 22, 2019. 2019 and 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10-K filed March 3, 2021. 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY 2022 Form 10-K filed March 1, 2023. See appendix for full reconciliation.  FY 2023E Adjusted EBITDA Margin estimated based on achievement of midpoint of guidance.  4  These initiatives helped drive Adjusted EBITDA margin expansion

 Our ability to deliver for our customers “on-time and in-full” is critical to driving customer retention; retention has a direct and significant effect on long-term profitable growth  Consistent with our Customer for Life promise, we have been developing new strategies to further improve customer retention, including:  Improving call center response time  Redesigning our mobile app to allow for real-time customer support, push notifications, alerts and delivery updates  Enhancing our website and improving ease-of-ordering to reduce the number of clicks and provide for a faster, more seamless experience  As a result of these initiatives, we have maintained customer retention at levels that compare favorably to other subscription-based service companies, and are targeting further improvement  We Are Taking Steps to Improve Our Customer Retention Rate  30  ADJUSTED GLOBAL WATER DISPENSER RETENTION RATE1  Source: Company information. Adjusted water dispenser retention rates exclude the impact of customers that terminated service in the same year they started the service.  4

5 Capital Allocation Priorities Enhance Shareowner Value

PRIMO WATER™

We are deploying our cash flow to drive profitable growth and enhance returns through capital reduction

GOAL	USE OF CAPITAL	EXPLANATION	OUTLOOK
Organic Growth	Growth Activities	Water dispenser innovations, digital presence and retail promotions	High single-digit organic top-line growth
	CapEx	Production enhancements and more efficient fleet vehicles	Moderating to long-term target of ~7% of revenue
Inorganic Growth	M&A	Accretive acquisitions focused on expanding bottling abilities and route density and/or new brands, packaging formats, categories or capabilities	Opportunistic (~$40M-$60M per year)
Incremental Value Creation	Deleveraging	Use earnings growth to continue to pay down debt and reduce leverage over time	Continued deleveraging from Adjusted EBITDA growth and debt reduction, targeting 2.5x in FY 2024[1]
	Dividend	Return capital to shareowners through a multi-year step-up in our dividends	Annual dividend increase of $0.04 per share in each of 2022, 2023 and 2024, building to $0.36 per share (annualized)[2]
	Share Repurchases	Use free cash flow and the monetization of properties to fund continued opportunistic share repurchases while our stock continues to trade at an attractive price	$59M remaining under existing $100M authorization[3]

Source: Company information and management estimates. Note: As of March 31, 2023. The actual timing, manner, number, and value of shares repurchased under the program will be determined by management and the Board at their discretion and will depend on a number of factors, including the market price of Primo Water's common shares, general market and economic conditions, applicable law and other requirements, and other business considerations.

1. Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA. See appendix for full reconciliation. Net Leverage level for FY 2024E is based on management estimates.
2. Dividend for FY 2023E annualized based on $0.08/share dividend announced in Primo Water's press release on February 23, 2023. 2024E dividend based on management estimates.
3. Share repurchases through March 31, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 31

5 Our Capital Allocation Decisions Have Driven Value

We have returned excess capital to shareowners and intend to further reduce capital used in the business

DELEVERAGING

- Organic EBITDA growth supports reduction in leverage ratio to approximately 2.5x by year-end 2024
- Senior Note debt maturity not until 2028 and 2029

Net Leverage[1]



4.3x
3.8x
3.8x
3.4x
2.9x
2.5x
2019
2020
2021
2022
2023E
2024E

INCREASING THE DIVIDEND

- Annual dividend increase of $0.04 per share in each of 2022 and 2023
- We anticipate a further increase in 2024, building to $0.36 per share

Annualized Dividend[2]



$0.24
$0.24
$0.24
$0.28
$0.32
$0.36
2019
2020
2021
2022
2023E
2024E

OPPORTUNISTIC SHARE REPURCHASES

- In 2022, the Board authorized a $100 million opportunistic share repurchase program; ~$41M repurchased to date across 2022 and 2023
- ~$138M repurchased since 2019

Share Repurchases[3]



Remaining Under Authorized Repurchase Program
Amount Repurchased Under Current Authorization
$28M
$25M
$44M
$24M
$76M
$59M
$17M
2019
2020
2021
2022
2023E

Source: Primo Water ICR Conference Presentation, January 9, 2023.

1. Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA. See appendix for full reconciliation. Net Leverage levels for FY 2023E and 2024E are based on management estimates.
2. Dividend for FY 2023E annualized based on $0.08/share dividend announced in Primo Water's press release on February 23, 2023. 2024E dividend based on management estimates.
3. Share repurchases through March 31, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 32

5 Our M&A Strategy Drives Value

- **Tuck-in acquisitions build scale and route density and expand geographies**
  - We are able to realize significant synergies from these transactions: increased route density and back office consolidation
- **Historically, we have targeted approximately 10 to 15 acquisitions annually, totaling between $40 million and $60 million**
  - In 2023, we expect to invest $20 million to $30 million in M&A as we allow inflationary pressures to weigh on tuck-in targets
  - We target a post-synergized multiple of approximately 3x EBITDA in North America and 4x EBITDA in Europe
- **Importantly, we are also able to realize organic growth independent of our M&A activity**

NORTH AMERICAN SYNERGIZED ACQUISITION EV/LTM EBITDA MULTIPLE[1]



Primo's Volume-Weighted Average EV/LTM Multiple: 11.2x
2.8x
3.2x
3.2x
3.3x
3.0x
3.8x
2.6x
2.1x
2.6x
2014
2015
2016
2017
2018
2019
2020
2021
2022

NUMBER OF DEALS[2]



12
11
12
19
13
16
7
16
21
2014
2015
2016
2017
2018
2019
2020
2021
2022

ORGANIC GROWTH[3]



Pricing
Volume
15.7%
5.1%
10.6%
16.9%
5.6%
11.3%
19.4%
4.8%
14.6%
14.5%
3.0%
11.5%
Q1 2022
Q2 2022
Q3 2022
Q4 2022

1. Source: Synergized acquisition multiples based on Company information. Primo Water weighted average EV/LTM EBITDA multiple data from FactSet.
2. Source: Primo Water ICR Conference Presentation, January 9, 2023.
3. Source: Company information.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 33

 34  With Improved Profitability and Capital Reduction, We Can Enhance Returns  2024E ROIC1 TARGET  As defined in exhibit 10.28 filed with Primo Water’s FY 2020 Form 10-K on March 3, 2021. See appendix for full reconciliation of 2022 ROIC.  Source: Primo Water Form 10-K, filed with the SEC on March 3, 2021 (“The Performance-based RSUs vest primarily on the Company’s achievement of average annual return on invested capital (‘ROIC’) and aggregate revenues for the applicable performance period (the ‘Performance Objectives’)”).  Our 2021 LTIP incentivizes management to achieve 12% ROIC by the end of 2024;2 we believe we are on target to do so.  We expect to reach our 2024E ROIC target primarily through Adjusted EBITDA growth as we continue to grow revenue from increased volume and price adjustments  The removal of heavy tariffs and our exclusive Costco agreement will help, as will realizing operating efficiencies from our route improvements and digital investments as well as improving returns from capital investments in efficiency and growth  We are also forecasting greater free cash flow and intend to continue reducing our debt  5

 35  We Have Embraced Sustainability as a Core Strategic Pillar  TOPIC  KEY ACHIEVEMENTS TO DATE  LONG-TERM PRIORITIES  Protecting Our Planet  Climate Change/Emissions  Achieved carbon neutrality across our operations  Continue to reduce emissions by converting to propane power across our fleet  Maintain carbon neutrality  Reduce GHG emissions by 20% by 2030  Water Stewardship  Received full Alliance for Water Stewardship (AWS) certification for four owned sites  Achieved a water efficiency ratio above the IBWA average in 32 (52%) of our locations with our ongoing efficiency program  Achieve global enterprise-level water stewardship certification  Improve water efficiency by 20% by 2030  Packaging and Waste Management  Exited North American single-use bottled water retail business  Reduced by over 50% the plastic used for our 0.5L PET bottles over the last 10 years  Achieve zero waste at 50% of our plants by 2030  Achieve 50% rPET for single-use bottles globally by 2030  Serving Our People  & Community  Health & Safety  Reduced recordable injury frequency rate in North America by 11% since 2018  Continue to reduce vehicle accidents and overall injuries  Diversity, Equity & Inclusion  Formed internal DEI Committee and appointed our first Chief DEI Officer  Began regular training initiatives to generate awareness of core DEI policies and principles  Maintain at least 30% gender diversity on the Board  Embed DEI methodologies across our talent ecosystem  Human Capital Development  Improved Voice of the Associate results  Expanded our associate learning and development program  Implement leadership development programs to upskill critical competencies by 2025  Source: Primo Water 2020 ESG Report, Company information and FY 2020 Form 10-K.  6

 36  We Are Committed to Responsible Water Stewardship  We seek to source all of our bottled water responsibly  Our water sources – approximately 37% of which are owned – are carefully selected and closely monitored to ensure consistent quality and sustainable yield  Diversification of our water source enables us to spread our withdrawal over multiple sources to responsibly manage our intake from any one source  We use less than 25% of the available volume from our permitted wells and springs  We monitor drought conditions and are in the process of installing water level monitoring equipment across North America  Complementing current AWS certifications, we are enhancing our water stewardship practices by adopting a comprehensive enterprise-level water stewardship verification by 2025  Source: Company information  (Municipal)  (Spring)  (Plant Well)  24 / 0  Sources  Owned  11 / 10  Sources  Owned  64 / 20  Sources  Owned  29 / 10  Sources  Owned  2 / 0  Sources  Owned  17 / 10  Sources  Owned  15 / 10  Sources  Owned  N/A  North America  International  81 / 30 ~37%  Sources  Owned  Owned  6

 We Have a Clear Path to Further Growth  REVENUE ($M)  ADJUSTED EBITDA ($M)  Source: 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10-K filed March 3, 2021. 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY 2022 Form 10-K filed March 1, 2023. See appendix for full reconciliation. Totals for FY 2023E and 2024E are based on management estimates.  We are driving growth and value creation by:  Leveraging our market leadership to increase water dispenser sell-through  Increasing our scale to improve customer density, enhance route efficiency and improve buying power  Investing in digital solutions to drive efficient customer acquisition and retention  Expanding route capacity, minimizing fuel consumption and increasing “on-time and in-full” delivery  Re-investing cash flow in accretive CapEx and tuck-in acquisitions, reducing debt, increasing the dividend and opportunistically repurchasing shares  Extending our leadership in all aspects of sustainability, including by reducing plastic waste and carbon emissions  1  2  3  4  5  6  We are confident that we are well-positioned to achieve our financial goals and create long-term value for our shareowners  37

 38  Industry Analysts Have Recognized Our Progress and Potential  Source: Deutsche Bank research, Aug. 11, 2022. Jefferies research, Jan. 12, 2023. J.P. Morgan research, Feb. 27, 2023. TD Securities research, Feb. 23, 2023. Canaccord Genuity research, Feb. 23, 2023. Raymond James research, Feb. 23, 2023.  Management’s commentary reinforced what we continue to view as an under-appreciated transformation story and recession-resistant business model…”  [Primo has] strong underlying results, prospects for continued momentum in 2023, and attractive valuation… Moreover, we believe PRMW is making solid progress on cash returns to shareholders. [E]vidence continues to build around PRMW’s resilience…”  [W]e think that the focus should be on the continued “sell-through” dispenser momentum (i.e., a key leading indicator of household penetration and future water consumption growth), which was up 50% y/y…”   We believe Primo continues to execute on building its consumer base, with a healthy sell-thru of 280,000 dispensers in the quarter from it[s] retail partners. This should lead visible recurring revenue over the medium term as Primo services these new customers with its water direct/exchange business.”   Primo’s multi-pronged sales strategy enables consumers and businesses to get high-quality drinking water at a lower price point than single-use plastic bottles, as well as avoiding the associated waste — hence the sustainability aspect of the story. The recurring revenue model is bolstered by tuck-in M&A that provides incremental uplift to estimates.”  We see PRMW’s management team executing well in a challenging environment…”

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Strategy Is Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  39

 40  Our Board Has Been Actively and Regularly Refreshed  Eric Foss  March 2023  Stephen Halperin1  May 2023  Kenneth Keller  August 2018  Mario Pilozzi  May 2022  Betty Jane Hess  May 2021  Archana Singh  August 2021  Susan Cates  March 2020  Britta Bomhard  November 2018  Tom Harrington  December 2018  David Gibbons  December 2018  DIRECTORS LEAVING  DIRECTORS JOINING  As our business transformation accelerated, we made substantial efforts to refresh our Board beginning in 2018  The acquisition of Legacy Primo in 2020 broughtadditional Board refreshment, and the Board has continued to evolve, with longer-tenured directors retiring  In 2023, we appointed Eric Foss, who brings decades of experience as a Chairman, CEO and executive officer of leading route-based businesses and beverage companies  On March 31, 2022, the Company disclosed Mr. Halperin’s intention to retire at the 2023 Annual Meeting of Shareowners.  7  7  Billy Prim  March 2020  Graham Savage  May 2022  Steven Stanbrook  November 2018  Andy Prozes  May 2018  2018  2019  2020  2021  2022  2023  JOINED  LEFT

Our Director Refreshment Has Been Disciplined and Deliberate

PRIMO WATER

	2018 PROCESS	2020 LEGACY PRIMO ACQUISITION	2021/2022 PROCESS	2022/2023 PROCESS
Timeline and Process	• **May 2018:** Search began • **May-September 2018:** Assessment of candidates with the assistance of an executive search firm • **September-October 2018:** Candidate interviews • **November 2018:** Final selection	• **March 2020:** Closed the acquisition of Legacy Primo	• **April 2021:** Search began • **May 2021:** Assessment of candidates with the assistance of an executive search firm • **June 2021:** Candidate interviews • **August 2021:** Final selection	• **December 2022:** Search began • **December 2022-February 2023:** Assessment of candidates with the assistance of an executive search firm • **February-March 2023:** Candidate interviews • **March 2023:** Final selection
Targeted Skills	• International and cross-border expertise • eCommerce and marketing • Consumer goods • Operations management • Acquisition integration • Diversity	• Legacy Primo institutional knowledge • Customer and vendor relationships • Digital innovation • M&A expertise • Diversity	• International business • Organizational strategy and talent development • Diversity	• Leadership experience in a route-based business • Food and beverage industry experience • Track record of enhancing operational performance and scaling businesses • Public company board and leadership experience
Outcome	• **Britta Bomhard** and **Steven Stanbrook** appointed to the Board in November 2018 • **Tom Harrington** joins in December 2018 • **David Gibbons** departs in December 2018	• **Susan Cates** and **Billy Prim** join the Board in March 2020	• **Archana Singh** appointed to the Board in August 2021 • **Graham Savage** and **Mario Pilozzi** depart in May 2022	• **Eric Foss** appointed to the Board in March 2023 • **Stephen Halperin** to depart in May 2023

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 41

 42  As a Result of These Changes, Primo Water Compares Favorably to Peers  AVERAGE DIRECTOR TENURE1  AVERAGE DIRECTOR AGE1  TOTAL BOARD CHANGES 2018-20222  Note: Assumes election of our recommended slate of directors.  Source: Peer data from FactSet, as of April 7, 2023. Peers include ADT, CHE, LSE:RTO, CTAS, AOS, FELE, IEX, PNR, XYL, BCO, AQUA, MWA, ROL, RRX, ZWS, SRCL, TTEK and WTS. Peer data refers to median.  Source: Peer data from Bloomberg, as of April 7, 2023. Peers include ADT, CHE, LSE:RTO, CTAS, AOS, FELE, IEX, PNR, XYL, BCO, AQUA, MWA, ROL, RRX, ZWS, SRCL, TTEK and WTS. Peer data refers to median. Note: Primo Water data does not reflect the appointment of Eric Foss and the planned retirement of Stephen Halperin in 2023.

Our Board Is Highly Experienced

PRIMO WATER



Tom Harrington

Chief Executive Officer
Director Since 2019

- CEO, Primo Water
- Former CEO of Cott's North America business unit and President of Route Based Services



Jerry Fowden

Independent Chair
Director Since 2009

- Former CEO of Cott
- Former COO of ABInBev S.A. Belgium



Britta Bomhard

Independent Director
Director Since 2018

- Former EVP & CMO of Church & Dwight Co.



Susan Cates

Independent Director
Director Since 2020

- Former COO of 2U
- Former director at Legacy Primo



Eric Foss

Independent Director
Director Since 2023

- Former CEO of Aramark and Pepsi Bottling Group



Greg Monahan

Independent Director
Director Since 2008

- Senior Managing Director of Crescendo Partners and Managing Member of Jamarant Capital



Billy Prim

Independent Director
Director Since 2020

- Founder of Legacy Primo
- Founder of Blue Rhino



Eric Rosenfeld

Lead Independent Director
Director Since 2008

- CEO of Crescendo Partners



Archana Singh

Independent Director
Director Since 2021

- Chief People Officer of Thrasio
- Former Chief People Officer of Expedia



Steven Stanbrook

Independent Director
Director Since 2018

- Former COO, International Markets at S.C. Johnson & Son

DIRECTOR TENURE[1]

Avg.: 6.5 Years


2
5
3
<3 Years
3-7 Years
>7 Years

DIRECTOR AGE[1]

Avg.: 60 Years


4
1
5
<55 Years
55-65 Years
65-70 Years

GENDER DIVERSITY[1]


30%
70%
Gender or Ethnically Diverse
Not Gender or Ethnically Diverse

1. Data is pro forma for after the Company's 2023 Annual and Special Meeting of Shareowners, assuming each of the Company's candidates is elected.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 43

Our Board Has the Right Skills to Oversee Our Strategy



	Thomas J. Harrington	Jerry Fowden	Britta Bomhard	Susan E. Cates	Eric J. Foss	Gregory Monahan	Billy D. Prim	Eric Rosenfeld	Archana Singh	Steven P. Stanbrook	Total
Industry Experience	✓	✓		✓	✓		✓				5 of 10 Nominees
International Experience	✓	✓	✓	✓	✓		✓	✓	✓	✓	9 of 10 Nominees
Executive Experience	✓	✓	✓	✓	✓		✓		✓	✓	8 of 10 Nominees
Digital / E-Commerce	✓		✓	✓	✓				✓		5 of 10 Nominees
M&A Experience	✓	✓	✓	✓	✓	✓	✓	✓		✓	9 of 10 Nominees
Finance	✓	✓	✓	✓	✓	✓		✓		✓	8 of 10 Nominees
Accounting			✓	✓		✓					3 of 10 Nominees
Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	10 of 10 Nominees

Source: Primo Water Definitive Proxy Statement, filed with the SEC on March 31, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 44

We Have a Strong and Diverse Management Team to Execute Our Strategy

PRIMO WATER



Tom Harrington

Chief Executive Officer

- International business, industry, M&A, digital/e-commerce and business integration expertise
- Former CEO of Cott's North America business unit and President of Route Based Services



David Hass

Chief Financial Officer

- Valuable institutional knowledge from serving in various roles with Legacy Primo, including Chief Strategy Officer and VP of FP&A
- Former VP at Stifel and former Associate at Accenture



Marni Morgan Poe

Chief Legal Officer & Secretary

- Former Corporate Counsel of the Company
- Prior to Primo Water, served as a partner at law firm Holland & Knight LLP



Jason Ausher

Chief Accounting Officer

- Former VP Treasurer, Corporate Development and Corporate Controller
- Previously held positions with Walter Industries, Mueller Water Products (including VP of Finance) and PriceWaterhouseCoopers



Mercedes Romero

Chief Procurement Officer

- Former VP Sourcing and Supply Management for Ryder System, overseeing global spend and supply planning teams
- Previously held various senior roles leading procurement and supply chain transformations for the Campari Group, TEVA Pharma, Diageo, Starbucks, Clorox and Procter & Gamble



William "Jamie" Jamieson

Global Chief Information Officer

- Former SVP & Chief Information Officer for GNC, overseeing enterprise technology teams and platforms
- Previously held various senior roles leading IT service delivery for Charming Charlie and Chico's FAS



Anne Melaragni

Chief Human Resources Officer

- Former Chief People Officer for CARE
- Previously drove HR strategy and organizational transformation as Head of HR at Norfolk Southern
- Held various positions with UPS and Sitestuff.com



Shayron Barnes-Selby

Chief Diversity & Inclusion Officer

- Former VP of Government Affairs and ESG Programs at the Company
- Previously served in various leadership roles at DS Services, including VP, Government Affairs and Quality Services
- 30+ years of service to the bottled water industry starting with role as Quality Assurance Manager at Alamance Foods/Triton Water Company

Source: Primo Water Definitive Proxy Statement, filed with the SEC on March 31, 2023, and Company information.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 45

 46  Our Compensation Program is Aligned with Performance  Pay-for-Performance Alignment  84% of our CEO’s target compensation in 2022 was variable or at-risk  Annual and long-term incentive compensation subject to pre-established performance goals  Goals are aligned with key corporate, operational and strategic objectives  We transitioned the majority of our long-term incentive plan to ROIC for the 2021-2023 pay cycle. This structure remains in place today  Alignment with Shareholders  67% of CEO compensation is long-term and equity-based  RSUs vest over three years, reinforcing the link between incentives and long-term performance   Stock ownership guidelines require CEO to own common shares at least equal to 6x his base salary  Risk Mitigation  Employees/directors are prohibited from pledging, hedging or monetization transactions, short-term or speculative transactions   Clawback policy in place for executive officers   Double trigger change in control vesting provisions for equity awards  2022 CEO TARGET COMPENSATION MIX  SHAREHOLDER SUPPORT FORANNUAL SAY-ON-PAY VOTES  Source: Primo Water Definitive Proxy Statement, filed with the SEC on March 31, 2023.

 47  We Amended Our By-Laws In Line with Market Practice  BY-LAW CHANGE  PRECEDENT AND RULES  RATIONALE  Ensure compliance with Rule 14a-19  Hundreds of companies have adopted changes to bylaws to ensure compliance with the required use of a universal proxy card  Ensures a nominating shareowner has complied with the new Universal Proxy Rules  Added requirement for a nominee to submit a completed D&O questionnaire  Majority of public company bylaws adopted in 2021 or 2022 included (or already had) similar requirements1  TSX guidance is that the D&O questionnaire should be the same one submitted by Company nominees and should relate to issues of importance to shareowners  Ensures that material information regarding nominees is fully disclosed to our shareholders so they can make an informed vote  Fully compliant with TSX guidance  Permits the Company to request additional information from the nominating shareowner  Most public company bylaws with advance notice provisions also contain this feature  Enables the Company to request information that can help inform shareowners as to candidate qualifications, experience, conflicts and other issues  Expanded the power to determine notice deficiencies from just the Chair of the meeting to the full Board, a committee of the Board or an authorized officer  There is no guidance of which we are aware that only the Chair should make such a determination  Gives the Company flexibility to have the full Board or a committee of the Board focus on and determine the validity of a notice  Added requirement that notice of nominations must be received at least 60 days prior to the anniversary of last year’s meeting if the shareowner is soliciting proxies  Consistent with the requirements of Regulation 14A  Provides the Company sufficient time to determine the validity of nominations and print and mail proxy materials  Remove the requirement that at least 25% of Company directors be Canadian residents  Compliant with the repeal of section 118(3) of the OBCA removing this requirement for all OBCA corporations  Provides flexibility with respect to board composition   Source: Internal research. The summary of the By-Law changes is not intended to be complete and is qualified by reference to the full text of the By-Laws. For further information, see Primo Water’s Definitive Proxy Statement, filed with the SEC on March 31, 2023, at pages 83-85.   Like many public companies, we amended our advance notice provisions to align with the Universal Proxy Rules

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Strategy Is Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  48

Legion's Proxy Contest is Unnecessary

PRIMO WATER

Legion Has Not Meaningfully Engaged

- Legion first bought stock in Primo Water just five months ago in October 2022
- Legion spoke with us just three times before submitting their notice of nomination
- Legion has never requested to speak with our independent directors to voice their concerns privately
- We have tried several times to schedule interviews with Legion's candidates; both Legion and its candidates have rejected our invitations

Legion Has Misled and Distracted Shareowners and Management

- Legion regularly confuses Legacy Primo with Cott and Primo Water
- Legion claims to have a long-standing relationship with "Primo" going back several years, but the company in which Legion was invested in 2018 to 2020 was a different company, with a different Board and management team
- Legion submitted a deficient notice of nomination that contained material omissions and misrepresentations
- Legion has cost the Company millions in legal expenses with frivolous legal actions, attempting to defend its deficient nomination notice in three different venues, including extraordinary appeals to the OSC and TSX

Legion's Proposals Would Harm Primo Water

- Legion is recommending a vote against four of our nine independent directors, including every member of our Board who has served for more than five years
- Legion has offered no substantive ideas for how to improve Primo Water
- Legion has not offered any meaningful criticisms of Primo Water's leadership or management's stewardship of the business
- Legion's candidates do not appear to possess any differentiated experience
- Legion is seeking to replace critical directors who have unique skills and industry expertise

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 49

Legion's Campaign Risks Displacing Key Board Experience



JERRY FOWDEN

Chairman since 2020

One of Primo Water's largest individual shareowners with approximately 1.8 million shares[1]

- Appointed Chairman of the Board of Primo Water Corporation in April 2020
- Previously, Mr. Fowden was Executive Chairman of Cott Corporation from 2018 to 2020
  - Played a key role in leading Cott's business growth from 2007 to 2020 and its subsequent acquisition of Legacy Primo in 2020
  - From 2007 to 2009 Mr. Fowden served as Cott's President of its International Operational Segment, interim President North America, and Interim President of its UK and European business
  - CEO of Cott from 2009 until 2018
- Significant international management experience at some of the world's most respected beverage and food companies, including AB InBev, PepsiCo, and Mars Inc.
- Ernst & Young Entrepreneur Of The Year Awards National Winner (2016) Consumer & Retail
- Institutional Investor Awards (2019) Consumer, Beverage, Household & Personal Care National Winner
- Public company director at Constellation Brands (NYSE: STZ), a $50 Billion+ Enterprise Value producer of alcoholic beverages worldwide; delivering 20% annualized TSR during his tenure[2]
- **Since joining the Board in 2009, Mr. Fowden has delivered annualized total shareholder return of 25% and created more than $1.3 billion in shareholder value**

1. As of March 14, 2023. Includes 1,268,770 shares owned and 491,965 options exercisable within 60 days.
2. Source: FactSet. Data as of April 6, 2023. Note: On March 28, 2023, Mr. Fowden announced his intention to retire at Constellation Brands' 2023 annual meeting of stockholders.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 50

 51  Legion’s Campaign Risks Displacing Key Board Experience (Cont’d)  BILLY PRIM  Founder of Legacy Primo  One of Primo Water’s largest individual shareowners with1.1 million shares¹  Founded Legacy Primo in 2004 and, as CEO and later Executive Chair, was instrumental in helping to grow the company until its sale to Cott Corporation in 2020; joined our Board following the completion of the sale that year  Prior to founding Legacy Primo, Mr. Prim Founded Blue Rhino Corporation, a successful route-based provider of propane gas exchange services to 29,000 retail locations in 49 states and Puerto Rico  Mr. Prim led the Blue Rhino business through its IPO in 1998 and eventually sold it for approximately $340 million to Ferrellgas Partners in 2004  Over the course of his approximately 30-year career as founder, CEO and Executive Chair of two successful route-based businesses, Mr. Prim has developed an unmatched level of industry expertise and has built critically important vendor and customer relationships within the beverage industry  As of March 14, 2023.

Legion's Campaign Risks Displacing Key Board Experience (Cont'd)



ERIC ROSENFELD
Lead Independent Director

Chair, ESG and Nominating Committee

One of Primo Water's largest shareowners with approximately 725k shares owned individually and through entities he manages[1]

- Joined the Board of Cott in 2008
- 40+ year history as an investor and 24 year history of being a shareholder advocate in boardrooms
- Held extensive public company Board positions (including Chairman and Lead Independent Director) and key committee memberships at 24 publicly traded companies in the United States and Canada
- Valuable capital markets and M&A expertise as an investor with Crescendo Partners and as head of arbitrage with CIBC Oppenheimer (and its predecessor Oppenheimer & Co., Inc.)
- Senior faculty member at the Directors' College for 20 years, teaching more than 1,000 people how to be effective board members
- **Since joining the Board in 2008, Mr. Rosenfeld has delivered annualized total shareholder return of 13% and created nearly $1.2 billion in shareholder value[2]**

1. As of March 14, 2023. Includes 245,033 shares indirectly held by Mr. Rosenfeld through Crescendo Partners III, L.P. and 172,687 shares indirectly held by Mr. Rosenfeld through Crescendo Partners, II, L.P. Series II.
2. Source: FactSet. Data as of April 6, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 52

 53  Legion’s Campaign Risks Displacing Key Board Experience (Cont’d)  GREG MONAHAN  Independent Director  Member,Audit Committee  Joined the Board of Cott in 2008  Extensive experience improving value of public companies through active investments, constructive engagements and board representation  Has served on the boards of 10 public companies in a variety of industries over the past 15 years  Significant audit committee and nominating and governance committee experience on various public company boards  Extensive expertise with capital markets transactions as a public company board member and with Crescendo Partners since 2005 and Jamarant Capital since 2016  Since joining the Board in 2008, Mr. Monahan has delivered annualized total shareholder return of 13% and created nearly $1.2 billion in shareholder value1  Source: FactSet. Data as of April 6, 2023.

 54  The Election of Legion’s Candidates Would Remove Critical Skills from the Board  Industry  International  Executive  Digital /   e-Commerce  M&A  Finance  Accounting  Historical Public Boards  Candidate’s Targeted by Legion  Jerry Fowden            3  Billy Prim          4  Eric Rosenfeld        24  Greg Monahan        10  Legion’s Candidates  Tim Hasara    1  Derek Lewis      0  Legion’s candidates do not possess any skills that are not already well-represented on the Board

Legion's Candidates Do Not Have Experience That Aligns with its Objectives

Legion's Supposed Objective[1]	 Tim Hasara's Experience	 Derek Lewis' Experience	Primo Water's Response
"Restore profit and revive growth of Water Direct through improving field sales, addressing customer service issues, and strengthening digital marketing and engagement"	✗ No operating experience of any kind	✗ No direct-to-consumer experience	• **Over the last five years, we have grown revenue[2] and expanded Adjusted EBITDA margins from 13% to 19%[3]**
"Oversee plan to grow locations for Water Exchange, Water Refill and Water Dispensers…"	✗ No operating experience of any kind	✗ No bottle exchange, refill or dispenser experience	• **Legion's focus on locations is misguided and ignores the fact that Primo Water has grown its revenue and profitability by having the *right* number of locations**
"Improve capital allocation with a key focus on ROIC and free cash flow generation"	✗ No corporate capital allocation experience	✗ No corporate capital allocation experience	• **Our capital allocation has driven value; we have reduced leverage, increased the dividend and repurchased shares**
"Refine investor communications by setting specific financial targets, hosting an investor day… and improving disclosure…"	✗ United States Antimony – Mr. Hasara's only public company board – could not file its 2022 10-K on time and does not even hold quarterly earnings calls	✗ Unclear whether Mr. Lewis has ever been responsible for investor-facing disclosures	• **We have hosted Investor Days every other year since 2019** • **Our disclosures are consistent with those of other route-based businesses**
"Implement best practices in governance and redesign executive compensation…"	✗ No experience serving on a Compensation or Nominating & Governance Committee	✗ Has never served on a public company board	• **We have revised our compensation program to focus on key corporate goals, including by incorporating a challenging three-year ROIC target of 12% in the LTIP**

1. Legion Partners Investor Presentation, April 5, 2023.
2. Calculated using continuing operations revenue for 2018 as disclosed in the FY2020 Form 10-K filed March 3, 2021 and revenue for 2022 as disclosed in the FY 2022 Form 10-K filed March 1, 2023. See appendix for full reconciliation.
3. 2018 Adjusted EBITDA and revenue as disclosed in the Q4 2018 Press Release filed February 22, 2019. 2019 and 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10-K filed March 3, 2021. 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY 2022 Form 10-K filed March 1, 2023. See appendix for full reconciliation.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 55

 56  Our Newest Director, Eric Foss, Brings Superior Expertise  Mr. Foss was a highly successful Chairman and CEO of two Fortune 200 companies with a strong track record driving growth and creating sustainable shareholder value  Mr. Foss served as President and CEO of Aramark from May 2012 until his retirement in August 2019  He previously served as CEO of Pepsi Beverages Company from 2010 to 2011 and CEO of The Pepsi Bottling Group from 2006 to 2010  Mr. Foss brings valuable skills and experience in the areas of business strategy and transformation, marketing and brand-building, service, and operational excellence, at global, at-scale food and beverage and route-based businesses  Mr. Foss has a demonstrated track record of driving results and shareholder value creation; during his tenure at Aramark:  Adjusted EBITDA margins improved by more than 200 bps;  Adjusted EPS grew at approximately 12% CAGR;  Total shareholder return was 111%; and  The company was recognized as one of the “Most Admired Companies” by FORTUNE and as one of the “Top 50 Employers” by Diversity Inc.  ARAMARK ADJUSTED EBITDA MARGIN1  ARAMARK TSR1  ARAMARK ADJUSTED EPS1  Source: Bloomberg and company filings. Years refer to fiscal years. TSR from December 12, 2013 to August 25, 2019.  In March 2023, as part of our Board refreshment process that began in December 2022, we appointed our newest director, Eric Foss

 57  Legion Seeks to Remove Some of Our Largest Shareowners from the Board  PRIMO WATER BENEFICIAL OWNERSHIP (NUMBER OF SHARES, IN MILLIONS)1  Source: Primo Water and Legion Partners Definitive Proxy Statements, filed with the SEC on March 31, 2023 and April 3, 2023, respectively.  Legion complains about a “glaring lack of alignment” but is seeking to replace some of the Company’slargest individual shareowners with candidates who own virtually no Primo Water stock

 58  Legion Has Had No Meaningful Recommendations for Improving Primo Water  Strategy  Operations  Board Composition  Governance  NOTHING  Website redesign  Search engine optimization  Consolidate brands  Remove Board members who are some of the Company’s largest individual shareowners and are instrumental in helping drive our business transformation  Add a manager of a small hedge fund (who first purchased our stock about one month ago) and a former PepsiCo executive who once reported to one of our current Board members   NOTHING  Legion has failed to put forward any substantive ideas to drive value

Legion Made Material Misrepresentations in its Nomination Notice

- Like many public companies, Primo Water's advance notice By-laws require a shareowner that wishes to nominate candidates for election to the Board to provide the Company with proper and accurate notice
- Legion's notice contained a number of omissions and misleading statements that the Board determined rendered its notice invalid
  - **Most importantly, Legion failed to disclose that Henrik Jelert had been arrested and charged with bribery for allegedly offering an illicit payment to a Polish official[1]**
  - **Legion also failed to disclose that Lori Marcus was a co-defendant in a pending fraud case[2]**
- Both candidates signed an explicit agreement declaring that if they had made material misrepresentations to the Company, they would not be allowed to stand for election
- Legion later submitted a 43-page "supplement" seeking to correct the deficiencies in its notice and downplay their significance
- Even though Primo Water's By-laws do not contain any provision allowing nominating shareowners to "cure" a defective notice, the Board exercised its discretion to waive certain deficiencies with respect to two nominees, Tim Hasara and Derek Lewis

Henrik Jelert and Lori Marcus both answered "No" to the question of whether they had ever been a defendant in any lawsuit for violation of federal or state securities law or the Foreign Corrupt Practices Act (or any non-U.S. equivalent)

4.m Have you ever been a defendant in any lawsuit by a private party or a governmental agency in which it is alleged that you have violated any federal or state securities law, federal commodities law, or the Foreign Corrupt Practices Act of 1998 (or, in each case, any non-U.S. equivalent), or committed fraud or a breach of fiduciary duty or, to your knowledge, you are the subject of any pending investigation, formal or informal, of any governmental agency or judicially appointed body relating to possible violations of federal or state securities laws, federal commodities law, or the Foreign Corrupt Practices Act of 1998 (or, in each case, any non-U.S. equivalent)?

☐ Yes ☐ X No

If you answered "yes," please provide details:

However, Mr. Jelert was arrested and tried for bribery in Poland…[1]

HOUSE OF PRINCE POLISH REPRESENTATIVE ARRESTED.

52 words
3 August 1995
Rzeczpospolita
RZPP
13
English
(c) 1995

Henrik Jelert, the representative of Danish company House of Prince (part of Skandinavisk Tobakskompagni) in Poland, has been arrested on suspicion of bribery. The payments are understood to have been offered to a Polish state enterprise as compensation for broken contracts.


Bloomberg

…and Ms. Marcus is a co-defendant in a pending fraud case in her former capacity as a director of Phunware[2]

1. "House of Prince Polish Representative Arrested," Rzeczpospolita, Aug. 3, 1995.
2. Mike Leonard, "Phunware Sued by Angel Investors Challenging SPAC Lockup," Bloomberg, Feb. 2, 2022. See also *Gene Marshall Betts Revoc. Trust v. Phunware Inc.*, Del. Ch. No. 2022-0168.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 59

 Legion Sought to Nominate a Candidate with a Troubling Background  Mr. Jelert faced criminal charges, and three criminal trials, that carried a potential four-year prison sentence  Though Legion has attempted to minimize Mr. Jelert’s conduct and the nature of his charges, the facts indicate that Mr. Jelert offered an illicit payment to the head of a government-owned entity2  The primary reason for Mr. Jelert’s acquittal, it seems, was that the Polish court could not determine whether the recipient of the bribe met the technical definition of a government official2  Moreover, Poland is our largest European market, and the fact that Mr. Jelert has a criminal history there is significant; if he is unwelcome in Poland, for example, it could be a serious issue for our business there  It is troubling that Legion – which touts its rolodex of director candidates and its ability to seat such candidates on public company boards3 – would overlook such an important fact  “The court found that the tape that recorded the conversation between [Jacek] Debski and Henrik [Jelert] included an offer of a bribe…” However, when the crime was committed, the [Polish] Criminal Code did not specify who a person performing a public function was. Therefore, it could not determine whether Jacek Debski, the president of the state-owned company, was such a person.”  “[Jacek] Debski… informed prosecutors that [Henrik] Jelert had offered him a bribe. He also provided a tape recording of their conversation.”  “House of Prince Polish Representative Arrested,” Rzeczpospolita, Aug. 3, 1995.  “Duńczyk proponował, ale jest niewinny,” Rzeczpospolita, Oct. 7, 2003. (translated using DeepL).  “Q&A with Legion Partners Asset Management,” Insightia In-Depth, Jan. 16, 2023.  Legion’s nomination notice failed to disclose that Henrik Jelert was arrested multiple times and charged  with bribery for allegedly offering an illicit payment on tape to a Polish official1  60

This Is Not the First Time Legion Has Failed to Exercise Appropriate Diligence

- In April 2021, Legion nominated Eugene McCarthy as a candidate for the board of Genesco[1]
- Less than six weeks later, however, Legion disclosed in the background section of its proxy statement that it had withdrawn its nomination of Mr. McCarthy[1]
  - Legion did not disclose a reason for its withdrawal of Mr. McCarthy's nomination
- Genesco, however, later informed shareholders in a public letter to Legion that Genesco had identified a material omission or misrepresentation in Legion's D&O questionnaire submitted with its nomination notice with respect to Mr. McCarthy[2]
  - It appears that Mr. McCarthy's D&O questionnaire failed to disclose to the company that he had a criminal record from April 2020 for assault in the second degree upon a minor[2]
- Even after Genesco discovered Mr. McCarthy's troubling criminal past, Legion, it seems, sought to minimize such charges and continued to advocate privately for Mr. McCarthy's election to Genesco's board[2]



*"We are… extremely troubled that **Legion sought to trivialize the importance of this criminal charge**, related circumstances and the associated restraining orders against the Legion candidate and that **Legion has asserted that the candidate nevertheless still had the qualifications to serve** on Genesco's Board…"*[2]

*"Legion had submitted **false and misleading nomination materials** with respect to criminal charges brought against a Legion nominee for second degree assault against a minor just last year…"*[2]

1. Legion Partners Definitive Proxy Statement at Genesco Inc., filed with the SEC on June 7, 2021.
2. Genesco Inc. Press Release, "Genesco Responds To Legion Partners' Recent Mischaracterizations By Releasing May 19, 2021 Letter Detailing Genesco's Significant Efforts To Work Collaboratively With Legion To Avoid Proxy Fight," June 28, 2021.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 61

Legion Touted Henrik Jelert Despite His Poor Track Record and Conflicts

- In its letter announcing its notice of nomination, Legion touted Henrik Jelert as an executive who led "significant profitability expansion"[1] at the ReadyRefresh division of Nestlé
- However, when Mr. Jelert was running that business, his projected Adjusted EBITDA margins were significantly lower than what Primo Water actually achieved during the same period
  - We do not know if ReadyRefresh even met these unambitious targets, which were made in 2019, prior to the pandemic
- Moreover, Legion has thus far failed to inform shareowners that Mr. Jelert is expecting to be appointed Chair of another water company in the coming weeks
  - It is troubling that Legion did not appear to appreciate (or care) about this potential conflict and violation of the Clayton Act when they selected Mr. Jelert as a candidate

ADJUSTED EBITDA MARGIN[2]



12%
19%
13%
18%
15%
19%
2020
2021
2022
ReadyRefresh Projection
Primo Water Actual

MR. JELERT'S D&O QUESTIONNAIRE[3]



Q: Are you aware of any services or products of another company on whose board you sit that could be regarded as ***competitive, directly or indirectly, with the services or products of the Company*** *or any of its subsidiaries?*

A: "I am expecting to be appointed as ***Chair of Bluewater Sweden AB*** *in the coming weeks… Bluewater does provide under the sink water filtration systems, mainly in Europe and Asia, and* ***single use refill stations in the United States****."*

1. Source: Legion Partners Letter to Shareowners, March 6, 2023.
2. Primo Water 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10-K filed March 3, 2021. Primo Water 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY 2022 Form 10-K filed March 1, 2023. See appendix for full reconciliation. ReadyRefresh data represents projected figures based on documents from 2019.
3. Source: Legion Partners Notice of Shareowner Nomination, submitted to the Company on March 6, 2023.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 62

Legion Has Made Material Misrepresentations

Legion's Nomination Notice

- **Legion submitted a deficient nomination notice that contained material misstatements and troubling omissions**
  - Omitted that one of its candidates was arrested and tried for bribery
  - Omitted that another nominee is a co-defendant in a pending fraud case
  - Omitted dozens of other pieces of important information required by the Company's By-Laws, including the prices at which Legion purchased stock
  - Claimed that Mr. Jelert's chairmanship of a water company was not a conflict with serving on Primo Water's board
- **Legion tried to correct these numerous and serious deficiencies by belatedly submitting a 43-page "supplemental" disclosure nearly a week after the nomination deadline expired**

Legion's Solicitation Materials

- **Legion made a litany of false and misleading statements in its materials, conflating and confusing Primo Water for a much smaller company it purchased, Legacy Primo**
  - Legion continues to refer to Legacy Primo's business model and plan, which involved exchange and refill location expansion, as if it were Primo Water's plan, which it never has been
  - Legion (oddly) says that Legacy Primo was sold cheaply – namely to Primo Water at the direction of this Board
  - Legion claims Mr. Prim is a former CEO of Primo Water, but he is not; he served as CEO of Legacy Primo, a different business that was acquired by Primo Water
- **Shareowners should not be confused by Legion's disclosures:**
  - This Company bought Legacy Primo at a bargain price
  - This Board never held discussions with Legion (and was never asked to have such discussions)
  - This Company never employed Mr. Prim as a CEO

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 63

 64  Legion’s Misrepresentations Have Already Cost Shareowners Money  Ontario Superior Court of Justice  Source: Primo Water and Legion Partners proxy statements.  March 22: Legion sued Primo Water to try to reverse the determination that its nomination notice was invalid  April 3: Conference with the Court  OSC  March 24: Legion submitted a 21-page complaint letter to Staff of the Ontario Securities Commission, seeking unprecedented relief, including a temporary order restraining Primo Water from filing its definitive proxy statement, delaying the annual meeting  March 27: Staff at the OSC advised Legion’s Canadian counsel that the OSC would not grant Legion’s requested emergency relief   March 26: Primo Water’s counsel submitted a detailed, responsive letter to the OSC responding to Legion’s request for relief  TSX  March 27: Legion submitted a 15-page complaint letter to the TSX, again seeking extraordinary relief, including that the TSX effectively override the Ontario Business Corporation Act  March 30: Primo Water’s counsel was forced to submit a lengthy response to correct Legion’s abusive tactic  May 1: Court hearing  As Legion tries to dig out from under its mistakes and misrepresentations, it has cost Primo Water in time and money

Legion's Record of Creating Value Through Board Service Is Demonstrably Weak

- Legion has placed approximately 30 directors on public company boards through proxy contests or settlements at 16 different companies
- More than two-thirds of these appointees saw the companies underperform the Russell 3000 during their tenures
- The median annualized total shareholder return of these appointees is -13% relative to the Russell 3000

ANNUALIZED TSR DURING TENURE OF LEGION APPOINTEE ON PUBLIC BOARDS VS. RUSSELL 3000[1]



Median: (13%)
Bed Bath & Beyond (Schechter) (73%)
Bed Bath & Beyond (Kirwan) (73%)
Bed Bath & Beyond (Gove) (73%)
NN (Harman) (53%)
Landec (Schechter) (41%)
Bed Bath & Beyond (Fleming) (38%)
Kohl's (Kingsbury) (35%)
Kohl's (Jenkins) (35%)
Momentive Global (Gupta) (31%)
Banc of California (Allis Curran) (19%)
Banc of California (Hill) (19%)
OneSpan (McConnell) (17%)
OneSpan (Garg) (17%)
L. B. Foster (Vizi) (14%)
Edgewell Personal Care (Black) (12%)
Edgewell Personal Care (Corbin) (12%)
Genesco (Schechter) (10%)
Genesco (Bowen) (10%)
Boingo Wireless (Misunas) (7%)
Boingo Wireless (Austin) (4%)
RCM Technologies (Vizi) 2%
RCM Technologies (Ballou) 6%
Vonage Holdings (McConnell) 12%
Chefs' Warehouse (Schreibman) 49%
Chefs' Warehouse (Carroll) 49%
SPS Commerce (McConnell) 50%
SPS Commerce (Keating) 50%
Boingo Wireless (Cutrer) 101%
(100%) (80%) (60%) (40%) (20%) 0% 20% 40% 60% 80% 100% 120%

> *[Legion Partners] has recruited a world-class team of retail industry experts… to **return Bed Bath & Beyond to prosperity**."[2]*

1. Source: FactSet as of April 6, 2023. Legion Partners appointee data as disclosed in Legion Partners Definitive Proxy Statement, filed with the SEC on April 3, 2023. Data excludes boards on which Legion appointee served for less than one year.
2. Source: Legion Partners Press Release, "Investor Group Nominates Sixteen Highly-Qualified Independent Candidates for Election to Bed Bath & Beyond Board," March 26, 2019.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 65

 66  Legion’s Focus on Number of Customers Is Misguided  One of Legion’s primary complaints is that Primo Water has not grown its number of customers or locations  Legion ignores the key fact: Primo Water has grown its revenue and profitability by focusing on the right customers and locations  We have increased our revenue per customer in our Water Direct and Water Exchange business  With new SKUs and elasticity of pricing, we see the opportunity to continue to increase our revenue per customer  By improving customer density, we have been able to service our customers more efficiently, driving up margins  Since 2018, we have increased the average bottles sold per North American Exchange location by 95%  Moreover, Legion ignores the fact that our business can materially grow revenue regardless of the number of locations  We do not track the number of Water Exchange customers since they transact via the retailer’s register, but we know the number of bottles sold at these locations has more than doubled in the last five years  Our actions regarding customer counts and footprint have been intentional – we have exited markets that were no longer environmentally or economically attractive  Source: Internal data. Revenue per customer calculation based on average of quarterly ending customer base for the selected channels. 2018 and 2020 channel revenue as disclosed in the FY2020 Form 10-K filed March 3, 2021. 2022 channel revenue as disclosed in the FY2022 Form 10-K filed on March 1, 2023. See appendix for full reconciliation.  REVENUE PER CUSTOMER  FOR SELECTED CHANNELS1  9% CAGR

 67  Our Use of ROIC Has Not Changed and Supports Value Creation  Our method of calculating ROIC was first disclosed in an exhibit to our 2020 10-K, which was filed in March 2021  We were transparent as to how we were calculating it and clearly disclosed our definition of both the numerator (Adjusted EBIT) and denominator (Invested Capital)  Our definition of ROIC has not changed since then   This is the same calculation of ROIC that is used to determine management incentive compensation under our LTIP  We remove taxes from our calculation of ROIC because our tax rate has fluctuated significantly because of asset dispositions and, as a result, could potentially distort the incentives our Board was trying to create for management  We use this same pre-tax calculation in describing our targets publicly  Since we announced our 12% ROIC target at our Investor Day in 2021, we have not wavered from this goal for 2024  OUR EFFECTIVE TAX RATE IS VOLATILE1  ROIC2  Compensation Committee set ROIC as the majority value of management’s at-risk LTIP.   Management established the 2024E goal at 12%.  Source: Bloomberg and FactSet. Effective tax rate calculated as Income Tax divided by Pre-Tax Income. 2015 effective tax rate noted as “NM” due to the magnitude of the rate.  As defined in exhibit 10.28 filed with Primo Water’s FY 2020 Form 10-K on March 3, 2021. See appendix for full reconciliation. In 2018 to 2020, ROIC was not used for prior year LTIP programs.

We Provide KPIs That Are Consistent with Our Route-Based Peers

Legion's claim that our disclosures are inadequate is misguided; it is seeking disclosures that are not common

KPI Regularly Disclosed?	Avg. Revenue per User / Customer	Organic Customer Growth	Net New Customers	Customer Acquisition Cost	Customer Churn / Retention	Net Promoter Score	Number of Free Units
ABM					✓		
aramark			✓		✓		
BRINKS					✓		
CHEMED	✓				✓		
CINTAS					✓		
K-BRO LINEN SYSTEMS					✓		
Stericycle					✓		
UniFirst					✓		
Waste Connections					✓		
WM Waste Management					✓		
PRIMO WATER					✓		

Source: Company filings. Check marks indicate that the metric is regularly disclosed in public materials.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 68

 69  Legion’s Claims are Unfounded and Misleading (Continued)  LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “We have attempted to meaningfully engage with the Primo management team on multiple occasions around accelerating growth and improving profitability…”1  Legion made no meaningful attempt to engage constructively prior to its launch of a proxy contest  Legion started acquiring Primo Water’s stock in October 2022  Legion had its first call with Primo Water management in November 2022 and one additional call in December before meeting with management for approximately 30 minutes at the ICR investor conference in January 2023  Legion’s next substantive communication with the Company was when it submitted a nomination notice in March and publicly launched a proxy contest  “[Primo’s] lack of progress is a symptom of a stale Board… [Primo has] an average director’s tenure of more than nine years…”1  Following the 2023 Annual Meeting, Primo Water will have an average director tenure of 6.5 years, which is significantly lower than our peers  Seven new directors have been added to Primo Water’s Board since the beginning of 2018, while seven directors have retired or stepped down  We believe we have a balanced mix of tenures and skills to ensure the preservation of institutional knowledge and business relationships are leveraged with new skills and perspectives   Source: Legion Partners Letter to Shareowners, March 6, 2023.

 70  Legion’s Claims are Unfounded and Misleading (Continued)  LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “…[T]he sale price [of Legacy Primo] to Cott was at a significant discount to the Company’s intrinsic value.”1  Legion appears to be confused as to which company it is criticizing  Legacy Primo was a completely different company; Cott Corporation is the former name of this Company  The Board of Cott Corporation was responsible for negotiating the acquisition price for Legacy Primo – the price that Legion claims was a great deal for Cott  The acquisition of Legacy Primo was a transformative move at a great price for Cott shareowners and is a testament to this Board’s ability to develop and execute a cost-effective, long-term strategic growth plan that builds shareholder value  “The Board’s oversight of capital spending needs significant improvement.”1  Primo Water’s disciplined capital spending program is focused on projects to drive sales growth, customer retention and efficiency improvements across its global enterprise  These important investments include digital technologies, route optimization tools, water dispenser innovations, customer service enhancements, and improvements in environmental sustainability (such as propane-driven delivery trucks)  The progress and return on these investments are closely monitored and measured by the Board   The Company expects CapEx to be approximately 7% of revenue on a go-forward basis starting in 2025E  Source: Legion Partners Letter to Shareowners, March 6, 2023.

 71  Legion’s Claims are Unfounded and Misleading (Continued)  LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “Primo’s management has not mentioned the 12% 2024 ROIC target in either presentation materials or in prepared remarks [since 2022].”1  Primo Water disclosed a long-term ROIC target of 12% in its ICR Conference presentation in January 2023 and again in its Bank of America Conference presentation in March 2023  The Company’s ROIC target and the method by which the Company calculates this target has remained unchanged and fully disclosed  Primo Water’s LTIP uses the same definition and target for ROIC as the guidance that has been provided to shareowners  “[Primo Water has had] near zero customer growth as Primo has been unable to grow Water Direct customers.”1  The decision to rationalize our customer base has been intentional and is good business management  We have exited geographies and businesses that are not economically or environmentally attractive, and our customer count has declined slightly as a result  However, over the same period, we have increased our revenue and Adjusted EBITDA on an absolute basis, and are therefore generating significantly higher revenue and Adjusted EBITDA per customer  Source: Legion Partners Letter to Shareowners, March 6, 2023.

 72  Legion’s Claims are Unfounded and Misleading (Continued)  Source: Legion Partners Letter to Shareowners, March 6, 2023.   Source: Primo Water 2023 Definitive Proxy Statement. Includes shares and options exercisable by Chairman Jerry Fowden and CEO Thomas Harrington within 60 days. Does not include shares owned by retiring director Stephen Halperin.  Source: Legion Partners Definitive Proxy Statement.  LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “We believe that the Board’s failure to create value for Primo’s shareholders is in part attributable to its lack of ‘skin in the game’ for the Company’s directors and management.”1  Collectively, the Board owns approximately 5.7 million shares of Primo Water, equivalent to about 3.5% of the Company’s shares outstanding² – more than twice as much as Legion owns  On the other hand, Legion’s nominees collectively own approximately 41,700 shares of Primo Water³  Each of the targeted directors owns significantly more stock than the candidates Legion has proposed to replace them  “Legion spent significant time and energy recruiting a slate that has the experience and qualifications required to ignite a major improvement in the Board oversight of Primo.”1  Two of Legion’s candidates have troubling backgrounds which they failed to disclose, including facing criminal charges for bribery and a pending lawsuit alleging fraud and securities law violations  One of Legion’s original candidates is slated to become the Chair of a competing water company

 73  Legion’s Claims are Unfounded and Misleading (Continued)  Source: Legion Partners Letter to Shareowners, March 6, 2023.  Source: Legion Partners Letter to Shareowners, April 3, 2023.   LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “Our benchmarking analysis suggests that Primo is a poor performer with an adjusted EBITA margin of 9% vs. the route-based peers at an average adjusted EBITA margin of 16%. Our peer benchmarking points to a need for significant effort focused on improving gross margins and significantly reducing SG&A expenses.”1  Legion uses a cherry-picked peer sub-group of seven companies (four of which are waste management companies), over a single year, with unusual metrics (“EBITA” and “EBITAR”) to make its case  Legion has never used EBITA or EBITAR in any previous public filing at any company since Legion was formed in 2014  Just one of our peers uses EBITA, and none refers to EBITAR, in public communications  “The Board Chairman, Lead Independent Director and other long-tenured directors sold stock totaling $12.4 million within 20 days of announcing 2024 Adjusted EBITDA on November 4, 2021.”2  The directors to which Legion is referring – Messrs. Fowden, Monahan and Rosenfeld – are some of the Company’s largest individual shareowners and collectively own approximately 2.6 million shares, more than 60x as many as Legion’s candidates; their interests are aligned with shareowners

 74  Legion’s Claims are Unfounded and Misleading (Continued)  Source: Legion Partners Letter to Shareowners, April 3, 2023.  Legion Partners Investor Presentation, April 5, 2023.   LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “Together, these two ex-CEO’s [Jerry Fowden and Billy Prim] and two members from the same fund… [Greg Monahan and Eric Rosenfeld] have an average tenure of 16 years.”1  This is misleading  Legion repeatedly represents that Mr. Prim is a former CEO of Primo Water, but he is not; he served as CEO of Legacy Primo, a different business that was acquired by Primo Water in 2020  Mr. Prim has served on this Board for approximately three years  Legion’s purported “average tenure” is exaggerated and illogical; no director has served on Primo Water’s Board for more than 15 years  “Legion has made multiple unsuccessful attempts to engage with Primo’s board in the last month – the Board appears to be uninterested in finding a constructive path forward”2  Legion has never requested a meeting with any of our independent directors

Legion's Claims are Unfounded and Misleading (Continued)

LEGION'S MISLEADING CLAIM[1]	PRIMO WATER'S RESPONSE
"We are deeply concerned that the jump in [app store] ratings was not a result of customer satisfaction improvement, but potentially a disingenuous artificial inflation."[1]	• Beginning in Q3 2022 with the enhancement of our My Water+ app, we began prompting users to review the app while they were using the app — The purpose of these "pulse checks" was to generate more user feedback • As a result of this change, the number of user reviews increased significantly • Historically, we had relied on customers making the affirmative decision to review the app — Accordingly, our rating was artificially depressed; many users submitted app store reviews as a means of making a customer service complaint — With more users submitting reviews, we gained feedback from a cohort that was more representative of our true user base • Given the scale of the update, we "reset" the review score so the score did not reflect the old, outdated app; this is a common and accepted practice — Ratings have remained consistently high since implementation
"At least half of the marketing department has left Primo since early 2022, leaving the organization with a significant capability void."[1] **"We learned that majority [sic] of the digital marketing and e-commerce team was dismissed…"[1]**	• Cate Gutowski left the Company for personal reasons • Our marketing department is well-resourced and remains a key component of growth • Legion's ill-informed, LinkedIn-based speculation does not accurately reflect our organizational structure; at least one employee Legion claims "left" Primo Water remains employed and another that Legion says remains at Primo Water left several years ago • Ill-informed attacks by Legion on our operational departments and line-level employees, by name, are beyond the pale and threaten the organization's stability • Legion has done this before, such as when it claimed a director had been fired from a prior job when in fact she had taken a voluntary leave to undergo chemotherapy and recover from cancer[2]

1. Legion Partners Investor Presentation, April 5, 2023.
2. See OneSpan Investor Presentation, May 19, 2021, at page 90.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 75

 76  Legion’s Claims are Unfounded and Misleading (Continued)  Legion Partners Investor Presentation, April 5, 2023.   LEGION’S MISLEADING CLAIM¹  PRIMO WATER’S RESPONSE  “We struggle to understand why Primo chooses to keep all 15+ water delivery brands… [W]e believe consolidating under core brands should improve marketing efficiency and effectiveness.”1  Several of the brands Legion cites have high customer recognition and goodwill assigned to them; any rushed elimination or consolidation could have significant negative financial consequences  “Primo spends millions of dollars annually on carbon offsets to achieve carbon neutrality… Primo should apply best practices… such as sourcing 100% renewable energy [and] [migrating] its fleet from traditional diesel to renewable diesel and electricity.”1  We spend approximately $2 million annually on carbon offsets to supplement our holistic emissions reduction efforts  We are focusing on shifting to electric mobility with our lighter-weight assets (e.g., vans) before expanding our efforts to our larger fleet  Electric vehicles are not yet an economically attractive solution for our larger vehicles; the cost of an electric vehicle is approximately 3x what it would be for a propane-powered diesel equivalent  We are continuing to convert most of our North American fleet from diesel to propane based on supply-chain availability

 Executive Summary  Primo Water Has Evolved Its Business and Strategy  Primo Water’s Strategy Is Driving Growth and Value  The Right Team to Execute Primo Water’s Strategy  Legion’s Proxy Contest is Unnecessary & Distracting  Conclusion  77

Primo Water Shareowners Should Support the Board's Nominees

Primo Water Has a Clear Strategy to Drive Value

- Primo Water's Board has transformed the business into an environmentally friendly, pure-play global water company over the past five years
- The Company has a well-defined strategy to deliver sustainable, profitable growth and margin expansion
- We have undertaken several internal initiatives aimed at driving our strategy forward, including leveraging water dispenser sell-through, expanding our scale and breadth, enhancing our digital capabilities, increasing efficiency and improving the customer experience, optimizing capital allocation and embracing sustainability as a core strategic pillar

Our Refreshed Board and Leadership Team Are Executing Well on that Strategy

- Our new strategy is working well, with Adjusted EBITDA margins expanding from 13% to 19% in the last five years[1]
- Our Board has changed its composition, adding seven new directors to Primo Water's 10-person Board over the last five years – with seven directors stepping down in an orderly process – to ensure directors with the right skills and expertise are at the table for shareowners
- The Board's evolution is the direct result of proactive board planning

Legion's Campaign is Unnecessary and its Nominees Are Not Additive

- Despite our best efforts to understand Legion's concerns and business improvement ideas, **Legion has refused to engage with us**
- We attempted to speak with Legion's candidates to understand what differentiated perspectives, if any, they could bring to the Board, but **Legion has refused to engage with us**
- In an effort to avoid a proxy contest, we have made several different offers that would have modified our Board's composition, but **Legion has rejected each and every one**
- **Legion's nominees do not add any new or unique experience to our Board**
- Importantly, the election of **Legion's nominees would result in the loss of critical experience and leadership**

1. 2018 Adjusted EBITDA and revenue as disclosed in the Q4 2018 Press Release filed February 22, 2019. 2019 and 2020 Adjusted EBITDA and revenue as disclosed in the FY 2020 Form 10 K filed March 3, 2021. 2021 and 2022 Adjusted EBITDA and revenue as disclosed in the FY2022 Form 10K filed March 1, 2023. See appendix for full reconciliation.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 78

 79  Please Vote the BLUE Card FOR Primo Water’s Director Candidates  Brokers and Banks: (212) 929-5500  All Others Call Toll-Free: (800) 322-2885  Email: prmw@mackenziepartners.com  X  X  X  X  X  X  X  X  X  X  X  X  We strongly urge shareowners to vote the BLUE proxy card FOR our highly qualified and experienced  director nominees and WITHHOLD on Legion’s candidates to support a Board that is overseeing a long-term strategy that is working

 APPENDIX  80  Director Biographies

Director Biographies

PRIMO WATER

DIRECTOR	CURRENT & PAST AFFILIATIONS	EXPERIENCE
 **TOM HARRINGTON** *Chief Executive Officer* Director Since 2019	COTT WATER & COFFEE SERVICES DS SERVICES Coca-Cola	▪ International business, industry, M&A, digital/e-commerce and business integration expertise ▪ Chief Executive Officer of Cott's North America business unit *(2014 – 2019)* and President of Route Based Services *(2016 – 2019)* ▪ CEO, President, COO, West Division President, and SVP, Central Division of DS Services *(2004 – 2014)* ▪ VP and General Manager of Coca-Cola Enterprises New York and Chicago divisions *(1998 – 2004)*
 **JERRY FOWDEN** *Chair* Director Since 2009	COTT WATER & COFFEE SERVICES Trader Media Group ABInBev Rank Group Hero pepsi MARS	▪ Extensive international business, industry, M&A and business integration experience with valuable institutional knowledge ▪ Executive Chairman of Cott Corporation *(2018 – 2020)*; CEO of Cott *(2009 – 2018)*; President of Cott's international operating segment *(2007 – 2008)*, Interim President of North American business *(2008 – 2009)* and Interim President of UK and European business *(2007 – 2009)* ▪ CEO of Trader Media Group (n/k/a Autotrader plc) *(2005 – 2007)* ▪ COO of ABInBev S.A. Belgium *(2003 – 2004)* ▪ CEO of Bass Brewers Ltd. (subsidiary of AB InBev S.A. Belgium) *(2001 – 2002)* ▪ Managing Director of the Rank Group plc's Hospitality and Holiday Division *(1997 – 2001)* ▪ CEO of Hero AG's European beverage operations and various roles within PepsiCo Inc.'s beverage operations and Mars, Incorporated's pet food operations *(1996 – 1997)* ▪ **Other Public Company Directorships:** Constellations Brands *(2010 – 2023)*; British American Tobacco plc *(2019 – 2021)*

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Director Biographies (Cont'd)

PRIMO WATER

DIRECTOR	CURRENT & PAST AFFILIATIONS	EXPERIENCE



BRITTA BOMHARD

Independent Director
Director Since 2018

- Rich background in international business with extensive experience in strategic planning, sales, e-commerce, digital and online marketing, operational improvement and acquisition integration
- Co-founder of startup investment network Encourage-Ventures and a Distinguished Careers Institute fellow at Stanford University *(2022 – Present)*
- Consultant for Stanford Seed which partners with entrepreneurs from across Africa and South Asia *(2020 – Present)*
- EVP and CMO of Church & Dwight Co. *(2016 – 2021)*, an S&P 500 company and maker of Arm & Hammer baking soda and other branded household, personal care and specialty products; President of Europe at Church & Dwight *(2013 – 2016)*
- General Manager role for Energizer Holdings in Spain & Portugal and Nordics & Austria *(2013 – 2015)*



SUSAN CATES

Independent Director
Director Since 2020

- In-depth executive, financial, M&A and digital innovation experience, as well as extensive knowledge of the Legacy Primo business
- Co-founder and Managing Partner of growth equity fund Leeds Illuminate *(2020 – Present)*
- CEO of the Association of College and University Educators *(2019 – 2021)*
- COO of 2U, Inc., an education tech company *(2016 – 2017)*
- President of Executive Development at UNC's Kenan-Flagler Business School *(2008 – 2016)*; Founding Executive Director of MBA@UNC (2010 – 2016)
- Partner with Dallas-based private equity firm Best Associates *(2004 – 2008)*
- Principal and founding team member of boutique investment bank ThinkEquity Partners with former colleagues from Merrill Lynch & Co. *(2001 – 2004)*
- **Other Public Company Directorships:** Legacy Primo *(2014 – 2020)*

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Director Biographies (Cont’d)

PRIMO WATER

DIRECTOR	CURRENT & PAST AFFILIATIONS	EXPERIENCE
 **ERIC FOSS** *Independent Director* Director Since 2023	aramark pepsi	▪ Extensive route-based industry experience as an executive at global companies in the food, beverage and service industries, along with his experience serving as a public company director ▪ President and CEO of food service company Aramark Corporation *(2012 – 2019)* and Chairman of the Board *(2015 – 2019)* ▪ CEO of Pepsi Beverages Company *(2010 – 2011)* ▪ Chairman and CEO of Pepsi Bottling Group *(2008 – 2010)*, President and CEO *(2006 – 2008)* and COO *(2005 – 2006)* ▪ **Other Public Company Directorships:** Cigna Corporation *(2011 – Present)*; Diversey Holdings *(2021 – Present)*; Selina Hospitality plc *(2022 – Present)*; Aramark Corporation *(2013 – 2019)*; Pepsi Bottling Group *(2008 – 2010)*; UDR *(2003 – 2015)*
 **GREG MONAHAN** *Independent Director* Director Since 2008	Crescendo Partners Jamarant Capital LEGATO	▪ Valuable financial expertise, including extensive expertise with capital markets transactions and investments in both public and private companies, as well as managing roles in investment and technology consulting firms ▪ Senior Managing Director of Crescendo Partners *(2014 – Present)*; Managing Director and various other roles *(2005 – 2014)* ▪ Managing Member and Portfolio Manager for Jamarant Capital *(2016 – Present)* ▪ CEO of SPAC Legato Merger Corp. II *(2021 – 2023)* ▪ Co-Founder of Bind Network Solutions, a consulting firm focused on network infrastructure and security ▪ **Other Public Company Directorships:** Absolute Software *(2012 – Present)*; Southland Holdings (*2023 – Present*); Legato Merger Corp. II *(2021 – 2023)*; BSM Technologies *(2016 – 2019)*; ENTREC Corporation *(2015 – 2016)*; COM DEV International *(2013 – 2016)*; SAExploration Holdings *(2013 – 2016)*; Bridgewater Systems *(2009 – 2011)*; O’Charley’s *(2008 – 2012)*

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Director Biographies (Cont'd)

PRIMO WATER™

DIRECTOR	CURRENT & PAST AFFILIATIONS	EXPERIENCE



BILLY PRIM

Independent Director
Director Since 2020

- Comprehensive business, managerial and leadership experience, as well as extensive knowledge of Legacy Primo's business and substantial corporate and shareholder governance expertise
- Founder of Legacy Primo *(2004)*; Executive Chairman of Legacy Primo *(2017 – 2020)*
- Founder of Blue Rhino Corporation *(1994 – 2004)*, where he led its IPO in 1998 and remained its CEO until Blue Rhino was acquired by Ferrellgas Partners
- **Other Public Company Directorships:** Legacy Primo *(2004 – 2020)*; Ferrellgas Partners *(2004 – 2008)*; Blue Rhino Corporation *(1994 – 2004)*



ERIC ROSENFELD

Lead Independent Director
Director Since 2008

- Extensive experience serving on the boards of multinational public companies and in capital markets and M&A transactions with valuable expertise in the operation of a worldwide business
- President and CEO of Crescendo Partners *(1998 – Present)*
- Chief SPAC Officer at Legato Merger Corp. II *(2021 – 2023)*; Chief SPAC Officer at Legato Merger Corp. *(2020 – 2021)*
- CEO of Allegro Merger Corp., a non-listed shell company *(2017 – Present)*
- Managing Director at CIBC and its predecessor company Oppenheimer & Co. *(1984 – 1998)*
- Chairman and CEO for Arpeggio Acquisition Corporation *(2004 – 2006)*; Rhapsody Acquisition Corporation *(2006 – 2008)*; Trio Merger Corp. *(2011 – 2013)*; Quartet Merger Corp *(2013 – 2014)*; Harmony Merger Corp. *(2014 – 2017)*
- **Other Public Company Directorships:** Pangaea Logistics Solutions *(2014 – Present)*; Aecon Group *(2017 – Present)*; Algoma Steel Group *(2021 – Present)*; CPI Aerostructures *(2003 – 2023)*; Canaccord Genuity *(2020 – 2021)*; NextDecade Corporation *(2017 – 2020)*; Harmony Merger Corp. *(2014 – 2017)*; SAExploration Holdings *(2013 – 2016)*; Quartet Merger Corp. *(2013 – 2014)*; Absolute Software *(2012 – 2019)*; Trio Merger Corp. *(2011 – 2013)*; Primoris Services *(2008 – 2014)*; DALSA *(2008 – 2011)*; Matrikon *(2007 – 2010)*; Rhapsody Merger Corp. *(2006 – 2008)*; Hill International *(2006 – 2010)*; GEAC Computer Corporation *(2005 – 2006)*; Computer Horizons *(2005 – 2012)*; Emergis *(2004 – 2008)*; Arpeggio Acquisition Corp. *(2004 – 2006)*; HIP Interactive *(2004 – 2005)*; Sierra Systems Group *(2003 – 2007)*; AD OPT Technologies *(2003 – 2004)*

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Director Biographies (Cont'd)

DIRECTOR	CURRENT & PAST AFFILIATIONS	EXPERIENCE
 **ARCHANA SINGH** *Independent Director* Director Since 2021	THRASIO expedia group WILEY HayGroup® AMD unisys Sun microsystems CSC CREDIT SUISSE FIRST BOSTON	▪ Comprehensive background in international business with extensive experience in human capital management, including at several technology companies ▪ Chief People Officer of Thrasio, a next generation consumer product company *(2022 – Present)* ▪ Chief People Officer for Expedia Group *(2019 – 2022)* ▪ Chief Human Resource Officer at John Wiley & Sons *(2016 –2019)* ▪ Chief Human Resource Officer, Managing Director, at consultancy Hay Group *(2014 – 2016)* ▪ Held executive-level HR positions at technology companies including AMD Corporation, Unisys Corporation and Sun Microsystems, as well as executive-level HR positions at Computer Science Corporation and Credit Suisse First Boston
 **STEVEN STANBROOK** *Independent Director* Director Since 2018	WIND POINT PARTNERS scjohnson A family company at work for a better world Sara Lee	▪ Extensive executive experience from various roles with international consumer packaged goods businesses and in-depth governance experience from serving on the boards of multinational companies ▪ Executive Advisory Partner at Chicago-based private equity firm Wind Point Partners *(2016 – Present)* ▪ Held various roles at S.C. Johnson & Son *(1996 – 2015)*, including COO, International Markets *(2010 – 2015)* ▪ CEO of Sara Lee Bakery *(1992 – 1995)* ▪ **Other Public Company Directorships:** Group 1 Automotive *(2019 – Present)*; Imperial Brands PLC *(2016 – 2022)*; Hewitt Associates *(2004 – 2010)*; Chiquita Brands International *(2002 – 2014)*

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 APPENDIX  86  Non-GAAP Reconciliations

Adjusted EBITDA

Non-GAAP Reconciliation – Unaudited
(in millions of U.S. dollars)

	For the Year Ended				
	2018[1] (December 29, 2018)	2019[2] (December 28, 2019)	2020[2] (January 2, 2021)	2021[2] (January 1, 2021)	2022[2] (December 31, 2022)
Net income (loss)	$ 28.9	$ (10.8)	$ (156.8)	$ (3.2)	$ 29.6
Interest expense, net	77.6	77.6	81.6	68.8	69.8
Income tax expense	(4.8)	4.5	4.3	9.5	19.7
Depreciation and amortization	194.6	168.6	202.1	219.1	242.8
EBITDA[3]	**$ 296.3**	**$ 239.9**	**$ 131.2**	**$ 294.2**	**$ 361.9**
Acquisition and integration costs[4]	15.3	16.4	33.7	10.8	15.3
Share-based compensation costs	18.4	9.9	22.1	17.5	17.2
COVID-19 costs	-	-	20.8	2.4	(0.6)
Impairment charges	-	-	115.2	-	29.1
Commodity hedging loss, net	0.3	-	-	-	-
Foreign exchange and other (gains) losses, net	(10.7)	0.9	1.5	8.7	15.1
Loss on disposal of property, plant and equipment, net	9.4	7.6	10.6	9.3	8.5
(Gain) loss on extinguishment of long-term debt	(7.1)	-	19.7	27.2	-
(Gain) loss on sale of business	(6.0)	6.0	(0.6)	(3.8)	(0.8)
Gain on sale of property	-	-	-	-	(38.8)
Other adjustments, net	(3.9)	6.4	7.3	13.7	13.2
Adjusted EBITDA[3]	**$ 312.0**	**$ 287.1**	**$ 361.5**	**$ 380.0**	**$ 420.1**
Revenue, net	**$ 2,372.9**	**$ 1,795.4**	**$ 1,953.5**	**$ 2,073.3**	**$ 2,215.1**
Adjusted EBITDA Margin %	**13.1%**	**16.0%**	**18.5%**	**18.3%**	**19.0%**

1. 2018 as disclosed in the Q4 2018 Press Release filed February 22, 2019.
2. 2019 through 2020 as disclosed in the FY2020 Form 10-K filed March 3, 2021. Amounts for 2021 through 2022 as disclosed in the FY2022 Form 10-K filed March 1, 2023.
3. Fiscal year 2020 includes $3.9 million of benefit associated with the 53rd week.
4. Includes an increase of $1.8 million of share-based compensation costs for fiscal year 2019 related to awards granted in connection with the acquisition of our Eden business. Includes a reduction of $1.1 million of share-based compensation costs for fiscal year 2018 related to awards granted in connection with the acquisition of our S&D and Eden businesses.

LIFE NEEDS WATER. MAKE IT PRIMO WATER.™ 87

 88  Net Leverage Ratio  Non-GAAP Reconciliation – Unaudited  (in millions of U.S. dollars)  Total debt adjusted to exclude unamortized debt costs. 2020 and 2019 as disclosed in the 'Debt' footnote of the FY 2020 Form 10-K filed on March 3, 2021. 2022 and 2021 as disclosed in the 'Debt' footnote of the FY 2022 Form 10-K filed on March 1, 2023.  Unrestricted cash defined as cash and cash equivalents adjusted to exclude restricted cash held in escrow for 2019 and 2022.  Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA.  For the Year Ended  2019  2020  2021  2022  (December 29, 2018)  (December 28, 2019)  (January 1, 2022)  (December 31, 2022)  Adjusted EBITDA   $ 287.1       $ 361.5       $ 380.0       $ 420.1   Total Debt (a)   1,372.4    1,486.0    1,577.8    1,527.8   Unrestricted Cash (b)   144.0       115.1       128.4       118.0   Net Leverage Ratio (c)  4.3x  3.8x  3.8x  3.4x

Return on Invested Capital

Non-GAAP Reconciliation – Unaudited
(in millions of U.S. dollars)

	For the Year Ended		
	2020 (December 28, 2019)	2021 (January 1, 2022)	2022 (December 31, 2022)
Net income (loss) (as reported)	**$ (156.8)**	**$ (3.2)**	**$ 29.6**
Adjustments:			
Amortization expense of customer lists	51.6	49.9	48.6
Acquisition and integration costs	33.7	10.8	15.3
Share-based compensation costs	22.1	17.5	17.2
COVID-19 costs	20.8	2.4	(0.6)
Impairment charges	115.2	-	29.1
Foreign exchange and other (gains) losses, net	1.5	8.7	15.1
Loss on extinguishment of long-term debt	19.7	27.2	-
Gain on sale of business	(0.6)	(3.8)	(0.8)
Gain on sale of property	-	-	(38.8)
Other adjustments, net	7.3	13.7	13.2
Tax impact of adjustments[5]	(28.2)	(32.3)	(19.7)
Adjusted net income (as reported)[1]	**86.3**	**90.9**	**108.2**
Adjustments:			
(a) the impact of foreign currency exchange rate fluctuations on a translational basis[3];	-	-	-
(b) interest, and	81.6	68.8	69.8
(c) income taxes	32.5	41.8	39.4
Adjusted EBIT[2]	**200.4**	**201.5**	**217.4**
Shareholders equity[1]	1,346.9	1,320.1	1,282.9
Portion of Long-Term Debt, Short-Term Borrowings and Current Maturities of Long-Term Debt that is interest-bearing[4]	1,486.0	1,577.8	1,527.8
Cash and cash equivalents[1]	(115.1)	(128.4)	(122.6)
Net Assets of Discontinued Operations[1]	-	-	-
Invested Capital	**2,717.8**	**2,769.5**	**2,688.1**
ROIC	**7%**	**7%**	**8%**

1. 2020 as disclosed in the Q4 2020 Press Release filed February 25, 2021. 2021 and 2022 as disclosed in the Q4 2022 Press Release filed February 23, 2023.
2. As defined in exhibit 10.28 filed with Primo Water's FY 2020 Form 10-K on March 3, 2021.
3. The Company's foreign currency translational effects are based on budgeted rates for each annual grant and can differ depending on the three year performance period. Therefore, we have excluded the translational adjustment in the calculation of ROIC.
4. 2020 as disclosed in the FY 2020 Form 10-K filed March 3, 2021. 2021 and 2022 as disclosed in the FY 2022 Form 10-K filed March 1, 2023.
5. The tax effect for adjusted net income is based upon an analysis of the statutory tax treatment and the applicable tax rate for the jurisdiction in which the pre-tax adjusting items incurred and for which realization of the resulting tax benefit (if any) is expected. A reduced or 0% tax rate is applied to jurisdictions where we do not expect to realize a tax benefit due to a history of operating losses or other factors resulting in a valuation allowance related to deferred tax assets.

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90  2018 Revenue from Continuing Operations  Non-GAAP Reconciliation – Unaudited  (in millions of U.S. dollars)  As disclosed in the FY 2018 Form 10-K filed February 27, 2019.  As disclosed in the FY 2020 Form 10-K filed March 3, 2021.  For the Year Ended  2018  (December 29, 2018)  Continuing Operations Revenue as Reported in 2018(1)   2,372.9   Coffee, Tea and Extract Solutions (1)   (587.6)  Related Party Transactions(2)   5.7   Continuing Operations Revenue as Reported in 2020   1,791.0

 91  2018 Adjusted EBITDA from Continuing Operations  Non-GAAP Reconciliation – Unaudited  (in millions of U.S. dollars)  Includes a reduction of $1.1 million of share-based compensation costs for fiscal year 2018 related to awards granted in connection with the acquisition of our S&D and Eden businesses.  2018 Adjusted EBITDA as disclosed in the Q4 2018 Press Release filed on February 22, 2019.  Q4 2019 Earnings Presentation available on primowatercorp.com.  FY 2019 Form 10-K filed February 26, 2020.  2018 Adjusted EBITDA as disclosed in the FY 2020 Form 10-K filed on March 3, 2021.  For the Year Ended  2018  (December 29, 2018)  Net income   $ 28.9   Interest expense, net   77.6   Income tax expense   (4.8)  Depreciation and amortization   194.6   EBITDA   $ 296.3   Acquisition and integration costs(1)   15.3   Share-based compensation costs   18.4   Commodity hedging loss, net   0.3   Foreign exchange and other gains, net   (10.7)  Loss on disposal of property, plant and equipment, net   9.4   Gain on extinguishment of long-term debt   (7.1)  Gain on sale of business   (6.0)  Other adjustments, net   (3.9)  Continuing Operations Adjusted EBITDA as Reported in 2018(2)   $ 312.0   Coffee, Tea and Extract Solutions(3)   (39.9)  Cott Beverages LLC(4)   (5.2)  Other   (0.1)  Continuing Operations Adjusted EBITDA as Reported in FY 2020(5)   $ 266.8

 92  Revenue per Customer for Selected Channels  Non-GAAP Reconciliation – Unaudited  (in millions of U.S. dollars)  2018 and 2020 as disclosed in the FY 2020 Form 10-K filed March 3, 2021. 2022 as disclosed in the FY 2022 Form 10-K filed on March 1, 2023.  Average of quarterly ending customer base for the selected channels.  For the Year Ended  2018  2020  2022  (December 29, 2018)  (January 2, 2021)  December 31, 2022)  Water Direct/Exchange(1)   $ 1,102.5    $ 1,177.4    $ 1,490.7   Water Refill/Filtration(1)   61.7    204.4    227.4   Water Dispensers(1)   -    75.9    70.5   Total Revenue for Selected Channels   $ 1,164.2    $ 1,457.7    $ 1,788.6               Average customer base for selected channels(2)  2,303.2   2,470.4   2,550.0               Revenue for Selected Channels per Customer   $ 505    $ 590    $ 701

 93  Revenue of Exited Businesses  Non-GAAP Reconciliation – Unaudited  (in millions of U.S. dollars)  Source: 2018 and 2020 based on Company information. 2022 as disclosed in the Q4 2022 Earnings Presentation available at primowatercorp.com.  Note: July 2022 was the last month with North American retail single-use and Russia results included in our financials.   For the Year Ended  2018  2020  2022  (December 29, 2018)  (January 2, 2021)  (December 31, 2022)  North America Single-use Retail Bottled Water    $ 157.2    $ 146.5    $ 41.0   Russia   $ 20.5    $ 13.1    $ 7.4   Total   $ 177.7    $ 159.6    $ 48.4

 APPENDIX  94  Important Information

 95  Important Information  The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareowners in connection with the 2023 Annual and Special Meeting of Shareowners (the "Annual Meeting"). The Company filed its definitive proxy statement and a BLUE proxy card with the Securities and Exchange Commission (the "SEC") and Canadian securities regulators on March 31, 2023 in connection with the solicitation of proxies from the Company’s shareowners. SHAREOWNERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://primowatercorp.com/investors/ or through the SEC’s website at www.sec.gov, and are disclosed on The System for Electronic Disclosure by Insiders (SEDI) in Canada. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023. Shareowners will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC and Canadian securities regulators at no charge at the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies will also be available at no charge on the Company’s website at https://primowatercorp.com/investors/.

 96  Cautionary Statements  Safe Harbor Statement   This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws conveying management's expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. The forward-looking statements in this presentation include but are not limited to statements regarding execution of the Company's strategic priorities, and the Company’s outlook for 2023 and 2024. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Factors that could cause actual results to differ materially from those described in this presentation include, among others: risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the effect of economic, competitive, legal, governmental and technological factors on Primo’s business; and the impact of national, regional and global events on our business. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company's Annual Report in the Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.  Non-GAAP Measures   To supplement its reporting of financial measures determined in accordance with GAAP, Primo utilizes certain non-GAAP financial measures. Primo utilizes Adjusted Revenue per Adjusted Average Customer, ROIC, Net Leverage, Adjusted EBITDA and Adjusted EBITDA margin to separate the impact of certain items from the underlying business. Because Primo uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Primo’s underlying business performance and the performance of its management. With respect to the Company’s expectations of its performance, the Company’s reconciliations of full year 2023 and 2024 estimated revenue, Adjusted EBITDA, Adjusted EBITDA margin, net leverage, and 2024 estimated ROIC are not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable efforts. These items include taxes, interest costs that would occur if the Company issued debt, and costs to acquire and or sell a business if the Company executed such transactions, which could significantly affect our financial results. These items depend on highly variable factors and any such reconciliations would imply a degree of precision that would be confusing or misleading to investors. Primo expects the variability of these factors to have a significant, and potentially unpredictable, impact on the Company’s future GAAP financial results. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this presentation reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.